UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

DANA HOLDING CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Dana Holding Corporation

Important Notice Regarding the Availability of Proxy
Materials for the Annual Meeting of
Shareholders to be Held on May 4, 2011

Proxy Statement and Notice of
2011 Annual Meeting of Shareholders

Our Proxy Statement and Annual Report
are Available at www.dana.com/2011proxy

Dana Holding Corporation
3939 Technology Drive
Maumee, Ohio 43537

April 4, 2011

Dear Fellow Shareholder:

It is our pleasure to invite you to attend the 2011 Annual Meeting of Shareholders of Dana Holding Corporation at 8:30 a.m., Eastern Time, on Wednesday, May 4, 2011 at The Westin Detroit Metropolitan Airport, 2501 Worldgateway Place, Romulus, Michigan 48242. Registration will begin at 7:30 a.m., Eastern Time. A map showing the location of the Annual Meeting is on the back cover of the accompanying proxy statement.

The annual report, which is included in this package, summarizes Dana’s major developments and includes our consolidated financial statements.

Whether or not you plan to attend the 2011 Annual Meeting of Shareholders, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or via the Internet indicating how you would like your shares voted. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card enclosed with this proxy statement.

Sincerely,

John M. Devine
Executive Chairman & Interim Chief Executive Officer

PROXY STATEMENT

Dana Holding Corporation
Notice of Annual Meeting of Shareholders
May 4, 2011

Date:	May 4, 2011

Time:	8:30 a.m., Eastern Time

Place:	The Westin Detroit Metropolitan Airport 2501 Worldgateway Place Romulus, Michigan 48242

We invite you to attend the Dana Holding Corporation 2011 Annual Meeting of Shareholders to:

1. Elect five Directors for a one-year term expiring in 2012 or upon the election and qualification of their successors;

2. Act on an advisory vote on executive compensation;

3. Act on an advisory vote on the frequency of the advisory vote on executive compensation;

4. Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2011; and

5. Transact any other business that is properly submitted before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

In addition to the items above, the 4.0% Series A Preferred Convertible Holders (Series A Preferred Holders) will vote separately as a class to elect three Directors for a one-year term expiring in 2012 or upon the election and qualification of their successors.

The record date for the Annual Meeting is March 7, 2011 (the Record Date). Only shareholders of record at the close of business on the Record Date can vote at the Annual Meeting. Dana mailed this Notice of Annual Meeting to those shareholders. Action may be taken at the Annual Meeting on any of the foregoing proposals on the date specified above or any date or dates to which the Annual Meeting may be adjourned or postponed.

Dana will have a list of shareholders who can vote at the Annual Meeting available for inspection by shareholders at the Annual Meeting and, for 10 days prior to the Annual Meeting, during regular business hours at Dana’s Law Department, 3939 Technology Drive, Maumee, Ohio 43537.

If you plan to attend the Annual Meeting, but are not a shareholder of record because you hold your shares in street name, please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) with you to the Annual Meeting. You also must bring the proxy card your broker provided to you if you intend to vote at the meeting. See the “Questions and Answers” section of the proxy statement for a discussion of the difference between a shareholder of record and a street name holder.

Whether or not you plan to attend the Annual Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. Registered holders may vote by signing, dating and returning the enclosed proxy card, by using the automated telephone voting system, or by using the Internet voting system. You will find instructions for voting by telephone and by the Internet on the proxy card and in the “Questions and Answers” section of the proxy statement.

By Order of the Board of Directors,

Marc S. Levin
Senior Vice President, General Counsel,
and Corporate Secretary

April 4, 2011

Dana Holding Corporation

3939 Technology Drive
Maumee, Ohio 43537

2011 PROXY STATEMENT

QUESTIONS AND ANSWERS

The Board of Directors is soliciting proxies to be used at the Annual Meeting of Shareholders to be held on Wednesday, May 4, 2011, beginning at 8:30 a.m., Eastern Time, at The Westin Detroit Metropolitan Airport, 2501 Worldgateway Place, Romulus, Michigan 48242. This proxy statement and the enclosed form of proxy are being made available to shareholders beginning April 4, 2011.

What is a proxy?

A proxy is your authorization for someone else to vote for you in the way that you want to vote. When you complete and submit a proxy card or use the automated telephone voting system or the Internet voting system, you are submitting a proxy. Dana’s Board of Directors is soliciting this proxy. All references in this proxy statement to “you” will mean you, the shareholder, and to “yours” will mean the shareholder’s or shareholders’, as appropriate.

What is a proxy statement?

A proxy statement is a document the United States Securities and Exchange Commission (the SEC) requires to explain the matters on which you are asked to vote on by proxy and to disclose certain related information. This proxy statement and the accompanying proxy card were first mailed to the shareholders on or about April 4, 2011.

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting, including i) the election of directors; ii) an advisory vote on executive compensation; iii) an advisory vote on the frequency of the advisory vote on executive compensation; and iv) ratification of the selection of Dana’s independent registered public accounting firm. Also, management will report on the state of Dana and respond to questions from shareholders.

What is the record date and what does it mean?

The record date for the Annual Meeting is March 7, 2011 (the Record Date). The Record Date was established by the Board of Directors as required by Delaware law. Holders of common stock and holders of 4.0% Series A Preferred Convertible Stock (Series A Preferred) and 4.0% Series B Preferred Convertible Stock (Series B Preferred, and together with Series A Preferred, Preferred Stock) at the close of business on the Record Date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock and holders of our Preferred Stock at the close of business on the Record Date may vote at the meeting.

On March 7, 2011, 146,263,284 shares of our common stock, 2,500,000 shares of Series A Preferred and 5,221,199 shares of Series B Preferred were outstanding, and accordingly, are eligible to be voted. Pursuant to our Restated Certificate of Incorporation, the holders of our Preferred Stock vote their Preferred Stock on an as-if-converted basis based on a conversion price of $11.93. As of March 7, 2011, the outstanding Series A Preferred was convertible into approximately 20,955,574 shares of common stock, and the outstanding Series B Preferred was convertible into approximately 43,765,288 shares of common stock.

What are the voting rights of the holders of common stock and Preferred Stock?

Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon.

The number of votes for each share of Preferred Stock is calculated in accordance with Dana’s Restated Certificate of Incorporation. At this year’s meeting, each outstanding share of Preferred Stock will be entitled to approximately 8.382 votes on each matter to be voted upon. As a result, the holders of our Series A Preferred will have approximately 20,955,574 shares of common stock on an as-if-converted basis to vote and the holders of our Series B Preferred will have approximately 43,765,288 shares of common stock on an as-if-converted basis to vote. The holders of Preferred Stock are permitted to vote on this as-if-converted basis along with the holders of common stock on (i) the election of directors, (ii) an advisory vote on executive compensation, (iii) an advisory vote on the frequency of the advisory vote on executive compensation and (iv) the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered accounting firm and for all other matters that properly come before the meeting.

Who elects the Series A Preferred Directors?

Our Restated Certificate of Incorporation and the Shareholders Agreement dated January 31, 2008 give the holders of our Series A Preferred the right to elect three directors at our Annual Meeting. Only the holders of our Series A Preferred will be entitled to vote to elect these three directors to our Board. Currently, Centerbridge Capital Partners, L.P. and certain of its affiliates (collectively, Centerbridge) are the only holders of our Series A Preferred.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. See “How do I vote my shares?” below.

How do I vote my shares?

If you are a shareholder of record as of March 7, 2011, as opposed to a street name holder, you will be able to vote in four ways: In person, by telephone, by the Internet, or by proxy card.

To vote by proxy card, sign, date and return the enclosed proxy card. To vote by using the automated telephone voting system or the Internet voting system, the instructions for shareholders of record are as follows:

TO VOTE BY TELEPHONE: 800-560-1965

•	Use any touch-tone telephone to vote your proxy.

•	Have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you call.

•	Follow the simple instructions the system provides you.

•	You may dial this toll free number at your convenience, 24 hours a day, 7 days a week. The deadline for telephone voting is 1 PM (ET), May 3, 2011.

(OR)

TO VOTE BY THE INTERNET: www.ematerials.com/dan

•	Use the Internet to vote your proxy.

•	Have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you access the website.

•	Follow the simple instructions to obtain your records and create an electronic ballot.

•	You may log on to this Internet site at your convenience, 24 hours a day, 7 days a week. The deadline for Internet voting is 1 PM (ET), May 3, 2011.

If you submit a proxy to Dana before the Annual Meeting, the persons named as proxies will vote your shares as you directed. If no instructions are specified, the proxy will be voted: i) “FOR” all of the listed director nominees; ii) “FOR” approval of the advisory vote on executive compensation; iii) “FOR” approval of an annual advisory vote on executive compensation; and iv) “FOR” ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

You may revoke a proxy at any time before the proxy is exercised by:

(1)	delivering written notice of revocation to the Corporate Secretary of Dana at the Dana Law Department, 3939 Technology Drive, Maumee, Ohio 43537;

(2) submitting another properly completed proxy card that is later dated;

(3) voting by telephone at a subsequent time;

(4) voting by Internet at a subsequent time; or

(5) voting in person at the Annual Meeting.

If you hold your shares in “street name,” you must provide voting instructions for your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares. If you hold your shares in street name and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker and present it at the Annual Meeting. You will also need to provide to us a brokerage statement if you intend to attend the Annual Meeting.

What is a quorum?

There were 210,984,146 shares of Dana’s common stock, including Preferred Stock on an as-if-converted basis for voting purposes, issued and outstanding on the Record Date. A majority of the issued and outstanding shares, on an as-if-converted basis, or 105,492,073 shares, present or represented by proxy, constitutes a quorum. A quorum must exist to conduct business at the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

For shareholders of record:  If you are the shareholders of record and you do not vote by proxy card, by telephone or via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

For holders in street name:  If your shares are held in street name, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Under New York Stock Exchange (the NYSE) rules, your broker may vote shares held in street name on certain “routine” matters. The NYSE rules consider the ratification of the appointment of our independent registered public accounting firm to be a routine matter. As a result, your broker is permitted to vote your shares on this matter at its discretion without instruction from you.

When a proposal is not a routine matter, such as the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of the advisory vote on executive compensation, and you have not provided voting instructions to the brokerage firm with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. The missing votes for these non-routine matters are called “broker non-votes.” Broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of quorum, but not as shares present and voting on a specific proposal.

What vote is required?

Proposal I — Election of Directors:  If a quorum exists, the election requires a plurality vote of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote, meaning that the director nominees with the most affirmative votes are elected to fill the available seats. As outlined in our Bylaws, any director who receives more “withheld” votes than “for” votes in an uncontested election is required to tender his or her resignation to the Board for consideration in accordance with the procedures set forth in the Bylaws. Our Nominating and Corporate Governance Committee will then evaluate the best interests of Dana and its shareholders and will recommend to the Board the action to be taken with respect to the tendered resignation. Following the Board’s determination, Dana will promptly publicly disclose the Board’s decision of whether or not to accept the resignation and an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the resignation.

Proposal II — Advisory Vote on Executive Compensation:  If a quorum exists, the proposal represents an advisory vote and the results will not be binding on the Board or Dana. The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter will constitute the shareholders’ non-binding approval with respect to our executive compensation programs. The Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal III — Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation:  If a quorum exists, the proposal represents an advisory vote and the results will not be binding on the Board or Dana. While the proposal requires the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting for approval, the affirmative vote of a plurality of the shares present or represented at the Annual Meeting and entitled to vote on the matter will be considered the shareholders’ non-binding approval as to the frequency of submission to shareholders of executive compensation proposals. Shareholders will be deemed to have approved the alternative (either one, two or three years) that receives the most votes, even if that alternative receives less than a majority of the votes cast. The Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

Proposal IV — Ratify the Appointment of the Independent Registered Public Accounting Firm:  If a quorum exists, the proposal to ratify the appointment of the independent registered public accounting firm must receive the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Therefore, abstentions will have the same effect as voting “Against” the proposal. Brokers will have discretionary voting power to vote this proposal so we do not anticipate any broker non-votes (described above).

Dana will vote properly completed proxies it receives prior to the Annual Meeting in the way you direct. If you do not specify how you want your shares voted, they will be voted in accordance with management’s recommendations. If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive to ensure that all shares you own are voted. No other matters are currently scheduled to be presented at the Annual Meeting. An independent third party, Wells Fargo Bank, N.A., will act as the inspector of the Annual Meeting and the tabulator of votes.

Who pays for the costs of the Annual Meeting?

Dana pays the cost of preparing and printing the proxy statement and soliciting proxies. Dana will solicit proxies primarily by mail, but may also solicit proxies personally and by telephone, the Internet, facsimile or other means. Dana will use the services of D.F. King & Co., Inc., a proxy solicitation firm, at a cost of $9,500 plus out-of-pocket expenses and fees for any special services. Officers and regular employees of Dana and its subsidiaries may also solicit proxies, but they will not receive additional compensation for soliciting proxies. Dana also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding solicitation materials to beneficial owners of Dana’s common stock and Preferred Stock.

How can shareholders nominate individuals for election as directors or propose other business to be considered by the shareholders at the 2012 Annual Meeting of Shareholders?

All shareholder nominations of individuals for election as directors or proposals of other items of business to be considered by shareholders at the 2012 Annual Meeting of Shareholders must comply with applicable laws and regulations, including SEC Rule 14a-8, as well as Dana’s Restated Certificate of Incorporation, Bylaws, and Shareholders Agreement, and must be submitted in writing to our Corporate Secretary, Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio 43537.

Under Dana’s Bylaws, our shareholders must provide advance notice to Dana if they wish to nominate individuals for election as directors or propose an item of business to be considered by shareholders at the 2012 Annual Meeting of Shareholders. For the 2012 Annual Meeting of Shareholders, notice must be received by Dana’s Corporate Secretary no later than the close of business on February 4, 2012 and no earlier than the close of business on January 5, 2012.

If Dana moves the 2012 Annual Meeting of Shareholders to a date that is more than 30 days before or more than 70 days after the date which is the one year anniversary of this year’s Annual Meeting date (i.e., May 4, 2012), Dana must receive your notice no earlier than the close of business on the 120th day prior to the meeting date and no later than the close of business on the later of the 90th day prior to the meeting date or the 10th day following the day on which Dana first makes a public announcement of the meeting date. In no event will a public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

If Dana increases the number of directors to be elected to the Board of Directors at the 2012 Annual Meeting of Shareholders and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the one year anniversary of this year’s Annual Meeting date (i.e., May 4, 2012), then Dana will consider your notice timely (but only with respect to nominees for any new positions created by such increase) if Dana receives your notice no later than the close of business on the 10th day following the day on which Dana first makes the public announcement of the increase in the number of directors.

Notice Requirements to Nominate Individuals for Election to the Board of Directors

A shareholder’s notice to nominate individuals for election to the Board of Directors must provide: (A) all information relating to each individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act) and the rules and regulations promulgated thereunder, and (B) such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected.

Notice Requirements for Shareholder Proposals

A shareholder’s notice to propose other business to be considered by the 2012 Annual Meeting of Shareholders must provide a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made

Additional Notice Requirements — Shareholder/Beneficial Owner Disclosures

Any shareholder or beneficial owner, if any, on whose behalf the nomination or proposal is to be made at the 2012 Annual Meeting of Shareholders must provide (A) the name and address of the shareholder or beneficial owner, (B) the class or series and number of shares of capital stock of Dana which are owned beneficially and of record by the shareholder or beneficial owner, (C) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among the shareholder and/or beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder and beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the shareholder or beneficial owner, whether or not such instrument or right will be subject to settlement in underlying shares of capital stock of Dana, with respect to shares of stock of Dana, (E) a representation that the shareholder is a holder of record of stock of Dana entitled to vote at the 2012 Annual Meeting of Shareholders and intends to appear in person or by proxy at the meeting to propose such business or nomination, (F) a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Dana’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies from shareholders in support of such proposal or nomination, and (G) any other information relating to the shareholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

The notice requirements above will be deemed satisfied by a shareholder with respect to business other than a director nomination if the shareholder has notified Dana of his, her or its intention to present a proposal at the 2012 Annual Meeting of Shareholders in compliance with applicable rules and regulations promulgated under the Exchange Act and the shareholder’s proposal has been included in a proxy statement that has been prepared by Dana to solicit proxies for the 2012 Annual Meeting of Shareholders. For the 2012 Annual Meeting of Shareholders, notice must be received by Dana’s Corporate Secretary no later than the close of business on February 4, 2012 and no earlier than the close of business on January 5, 2012. Dana may require any proposed nominee to furnish such other information as it may reasonably require in determining the eligibility of the proposed nominee to serve as a director of Dana.

Dana’s Bylaws specifying the advance notice and additional requirements for shareholder nomination and shareholder proposal requirements are available on Dana’s website at www.dana.com.

How many of Dana’s directors are independent?

Dana’s Board of Directors has determined that seven of Dana’s eight current directors, or 87.5%, are independent. For a discussion of the Board of Directors’ basis for this determination, see the section of this proxy statement entitled “Director Independence and Transactions of Directors with Dana.”

Does Dana have a Code of Ethics?

Yes, Dana has Standards of Business Conduct for Employees, which applies to employees and agents of Dana and its subsidiaries and affiliates, as well as Standards of Business Conduct for Members of the Board of Directors. The Standards for Business Conduct for Employees and Standards of Business Conduct for Members of the Board of Directors are available on Dana’s website at www.dana.com.

Is this year’s proxy statement available electronically?

Yes. You may view this proxy statement, and the proxy card as well as the 2010 annual report, electronically by going to our website at www.dana.com/2011proxy and clicking on the document you wish to view, either the proxy statement and proxy card or annual report.

How can I find the results of the Annual Meeting?

Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

A copy of Dana’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the Corporate Secretary, Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio 43537.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 4, 2011.

The proxy statement and Dana’s annual report to security holders are available on our website at www.dana.com/2011proxy.

EXECUTIVE OFFICERS

Following are the names and ages of the executive officers of Dana, their positions with Dana and summaries of their backgrounds and business experience. For purposes of this proxy statement, we have identified our executive officers as those individuals who serve on Dana’s Strategy Board. All executive officers are elected or appointed by the Board of Directors and hold office until the annual meeting of the Board of Directors following the annual meeting of shareholders in each year.

	Age as of
	March 7,	Principal Occupation and Business
Name	2011	Experience During Past 5 Years	Executive Officer

Martin D. Bryant	41	President — Light Vehicle Group (since November 2008), President — Driveshaft Products (September 2008 to November 2008), Vice President of Operational Excellence — North America (May 2008 to September 2008), Dana Holding Corporation; Vice President and General Manager (January 2008 to April 2008), General Manager (January 2004 to January 2008), Webasto Roof Systems, a subsidiary of Webasto, A.G. (supplier of roof systems and heating/cooling systems to vehicle manufacturers).	2008 — Present
George T. Constand	52	Chief Technical and Quality Officer (since January 2009), Vice President Global Engineering, Light Axle Products, Automotive Systems Group (April 2005 to December 2008), Dana Holding Corporation.	2009 — Present
Jacqueline A. Dedo	49	Chief Strategy and Procurement Officer (since June 2010), Senior Vice President — Strategy and Business Development (September 2008 to June 2010), Dana Holding Corporation; Senior Vice President of Innovation and Growth (mid 2007 to March 2008), President — Automotive Group (April 2004 to mid 2007), The Timken Company (manufacturer of bearings, alloy and specialty steel).	2008 — Present
John M. Devine	66	Executive Chairman and Interim Chief Executive Officer (since November 2010), Executive Chairman (July 2009 to November 2010), Chairman, Chief Executive Officer and President (January 2009 to July 2009), Executive Chairman (January 2008 to December 2008), Acting Chief Executive Officer (February 2008 to April 2008), Dana Holding Corporation; Vice Chairman (January 2001 to June 2006) and Chief Financial Officer (January 2001 to December 2005), General Motors Corporation (automobile manufacturer).	2008 — Present
Marc S. Levin	56	Senior Vice President, General Counsel and Secretary (since February 2008), Acting General Counsel and Acting Secretary (April 2007 to February 2008), Deputy General Counsel (February 2005 to April 2007), Dana Holding Corporation.	2008 — Present

	Age as of
	March 7,	Principal Occupation and Business
Name	2011	Experience During Past 5 Years	Executive Officer

Robert H. Marcin	65	Executive Vice President and Chief Administrative Officer (since February 2008), Dana Holding Corporation; Vice President, Leadership Assessment (December 2005 to January 2007), Visteon (automotive systems, modules and components supplier).	2008 — Present
Mark E. Wallace	44	President — Heavy Vehicle Group (since August 2009), President of Global Operations (January 2009 to December 2009), President Operational Excellence Group (October 2008 to December 2008), Dana Holding Corporation; President and Chief Executive Officer (January 2008 to October 2008), Vice President and Chief Operating Officer (June 2003 to January 2008) Webasto Roof Systems, subsidiary of Webasto A.G. (supplier of roof systems and heating/cooling systems to vehicle manufacturers).	2008 — Present
James A. Yost	61	Executive Vice President and Chief Financial Officer (since May 2008), Dana Holding Corporation; Vice President, Finance and Chief Financial Officer (July 2002 to May 2008), Hayes Lemmerz International, Inc. (automotive supplier).	2008 — Present

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis describes the key principles and approaches used to determine the elements of compensation awarded to, earned by and paid to each of our named executive officers. This discussion provides information and context to the compensation disclosures included in accompanying compensation tables and corresponding narrative discussion and footnotes below, and this discussion should be read in conjunction with those disclosures.

We believe that our compensation program objectives outlined below have resulted in decisions on executive compensation that have appropriately encouraged the achievement of financial goals that, despite recent challenging economic conditions, have benefited our shareholders and are expected to drive long term shareholder value. We had an outstanding 2010 fiscal year, meeting or exceeding all of our financial goals. Summarized below are some key highlights of our financial performance for fiscal 2010:

•	We achieved positive net income of $10 Million.

•	Our Adjusted EBITDA was $553 Million on Revenues of $6.1 Billion.

•	Our Adjusted EBITDA was 9% as a percentage of Sales.

•	Our Free Cash Flow was $242 Million.

•	Our stock performance represented an approximate 58.8% total cumulative one-year shareholder return — well above the total cumulative one-year shareholder returns of the S&P 500.

These achievements represent the continuation of a strong growth trend. We achieved positive net income after several years of losses, increased our revenues and free cash flow, as well as provided strong shareholder returns through an increased market price per share of our common stock.

Objectives and Elements of Our Compensation Program

The overall objectives of our executive compensation program are to attract, motivate, reward and retain talent. We believe that in order to achieve our objectives, our compensation and benefits must be competitive with executive compensation arrangements generally provided to executive officers at similar levels at other companies where we compete for talent. The various components of Dana’s executive compensation program are designed to:

•	Align management incentives and shareholder interests;

•	Motivate executive management and employees to focus on business goals over immediate, short term and long term horizons; and

•	Attract and retain executive talent.

The principal elements of our executive compensation program are:

•	Base salary;

•	Annual cash incentives;

•	Long term incentives;

•	Perquisite allowance; and

•	Retirement benefits.

Certain executives, including some of our named executive officers, have executive employment agreements, supplemental executive retirement plans (SERPs), and change in control agreements, as described in the “Executive Agreements” section below.

Administration

The Compensation Committee of the Board of Directors assists the Board in fulfilling its obligations related to the compensation of Dana’s executive officers, and in general, with respect to compensation and benefits programs relating to all employees. Our current Compensation Committee consists of a chairman and independent directors who are appointed annually by the Board. Under its Charter, the Compensation Committee must have a minimum of three members who must meet the requirements for independence as set forth by the SEC, the New York Stock Exchange and our Standards of Director Independence. Members of the Committee must also qualify as “non-employee directors” within the meaning of Exchange Act Rule 16b-3 and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

The Compensation Committee members during 2010 were: Keith E. Wandell (Chairman), Mark A. Schulz, David P. Trucano and Joseph C. Muscari (since May 2010). Jerome B. York was a member of this committee until his unexpected death in March 2010.

The Compensation Committee’s responsibilities include, but are not limited to, reviewing our executive compensation philosophy and strategy, participating in the performance evaluation process for our President and Chief Executive Officer (CEO), setting base salary and incentive opportunities for our Executive Chairman, CEO and other senior executives, establishing the overarching pay philosophy for Dana’s management team, establishing incentive compensation and performance goals and objectives for our executive officers and other eligible executives and management, and determining whether performance objectives have been achieved. The Compensation Committee also recommends to the Board, employment, consulting and severance agreements for key senior executives designated by our CEO with the assistance of our Chief Administrative Officer (CAO) and Senior Vice President, Human Resources. These executives are not members of the Compensation Committee, but review and prepare materials for the Committee and attend portions of committee meetings. Executive sessions are held without the participation of any member of executive management, including the named executive officers.

Compensation Consultant

The Compensation Committee retained Mercer for 2010 as an independent advisor to the Compensation Committee. Our management utilized Towers Watson (Towers) and, in later 2010, Pay Governance for compensation and benefits advice. On a limited basis in 2010, our Board consulted with Pay Governance related to CEO pay. In addition to its services for the Compensation Committee, separate and distinct from executive and director compensation consulting services, as described above, Mercer provided select services for Dana in various other capacities in 2010. Those services included international pooling consulting, and other global compensation consulting where Mercer data was most prevalent in a given country, employee benefits reviews and administration.

Our Peer Group and Use of Competitive Market Data

Our executive management as well as the Compensation Committee reviews competitive market data to assist in decision-making regarding Dana’s compensation and benefits programs. Both reviewed market pay data among comparably-sized general industrial companies, as provided by Towers. The market pay data were gathered from Towers’ 2010 U.S. CDB General Industry Executive Database which contains compensation data from over 750 participating companies in the U.S.

Our management and the Compensation Committee review the pay and performance of each named executive officer and, in the process, use survey pay data to establish appropriate compensation levels. In the latter part of 2010, the Compensation Committee engaged Mercer to develop a peer group for use in establishing executive pay levels. The Compensation Committee revised Dana’s peer group based on the following considerations:

•	Companies should be excluded if they are non-U.S. based companies, companies with expected revenue less than one half and greater than two times Dana’s annual revenue and companies recently in bankruptcy.

•	Ideal target companies for the peer group would have the following features:

•	Similar industry — Auto Parts and Heavy Equipment Manufacturers;

•	Similar size range — $2.5 billion to $12 billion; and

•	Industrial Machinery, Construction and Farm Machinery, Heavy Trucks, and other Durable Goods manufacturers

Our revised peer group includes the following companies: Eaton Corporation, TRW Automotive Holdings, Navistar International Corp, Cummins Inc., Parker-Hannifin Corp, Lear Corp, Federal-Mogul Corp, Oshkosh Corp, Tenneco Inc, ArvinMeritor Inc, BorgWarner Inc, Manitowoc Co, Joy Global Inc, Exide Technologies and Timken Co.

As part of the normal year-end review process, our management worked with both Pay Governance and Mercer, utilizing survey data and peer group data to perform an annual review of our competitiveness in relation to base pay, annual and long term incentives and retirement benefits. External data is used to develop a competitive range considering market median levels of total compensation and benefits. From time to time, Dana may choose to exceed the market median pay range to attract the right talent or as individual performance dictates, but it is our general policy to target the 50th percentile.

Base Salaries

Base salaries are intended to be market-competitive and to provide a minimum level of guaranteed compensation. The base salaries of the executive officers, including our named executive officers, were determined when they first joined Dana, when they were promoted from within Dana or after other significant changes in an executive’s responsibilities. Dana’s philosophy is to target a range of +/-15% of the 50th percentile for senior executives. From time to time, when recruiting key talent from other companies both within and outside of the automotive industry or promoting from within Dana, base salaries could exceed the range, based on the candidate’s current salary or other factors. Our Executive Chairman, CEO, CAO, and Senior Vice President, Human Resources are responsible for making salary recommendations to the Compensation Committee for executive officers, other than with respect to their own salary. Our named executive officers received an average base salary increase of approximately 3% for 2010. Messrs. Devine and Sweetnam did not receive merit increases.

Mr. Devine’s base salary was increased from $1,000,000 to $1,040,000 as a result of assuming the additional role of Interim CEO in November 2010, when he succeeded Mr. Sweetnam.

Annual Incentive Program

Dana maintains an Annual Incentive Program for approximately 1,000 employees, including our named executive officers, that provides cash incentives driven by Dana’s performance. Each year, the Compensation Committee reviews and approves an annual cash bonus target for the named executive officers, as a percentage of base salary. Effective 2011, the named executive officers may earn from 0% to 200% of their individual target depending on actual corporate financial performance compared to the pre-established goals set by the Compensation Committee. The Compensation Committee also establishes the performance metrics and goals that are used for determining AIP payouts.

The 2010 AIP was designed around achieving certain financial target performance goals, which were Earnings Before Interest, Taxes, less Restructuring and certain other adjustments or “EBIT-R” (60% weighted) of $114 million and Free Cash Flow or “FCF” of $100 million defined as cash flow from operations less capital expenditures and reorganization-related claim payments (40% weighted). We believe utilizing EBIT-R as a component of short-term compensation was important because this metric measures our operational profitability without discouraging the pursuit of restructuring and other actions that are expected to provide long-term value. Additionally, the Compensation Committee believed that FCF was a fundamental metric to use to determine short term incentive because of the significance of maintaining sufficient capital in industries such as ours. The initially established AIP goals for 2010 were subject to certain adjustments as approved by the Compensation Committee relating to higher sales volumes, exchange rate movements and the sale of the Structural Products business. After consideration of these effects, the revised AIP goal was $223 million for EBIT-R and $122 million for FCF. Our 2010 actual results for EBIT-R were $202 million and for FCF were $242 million. This performance by Dana in 2010 resulted in a payout of 147% of the established targets.

The value of annual incentive award payable based on annual base salary for reaching 2010 performance goals under the 2010 AIP at threshold, target and maximum for each of our named executive officers is set forth below in the table titled “Grants of Plan-Based Awards”. The actual award paid is set forth in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table”.

Individual Discretionary Award

Our Compensation Committee determined that the 2010 contribution of certain executive officers should be further recognized and as a result made discretionary awards to these individuals. Messrs. Yost, Wallace and Bryant each received cash awards in recognition of taking on additional responsibilities during 2010. The actual award paid is set forth in the Bonus column of the “Summary Compensation Table”.

Long Term Incentive Awards and 2010 Long Term Incentive Program

We believe that our long term incentive awards serve an important role by balancing short term goals with long term shareholder value creation and minimizing risk taking behaviors that could negatively affect long term results. All long term incentive awards are made pursuant to the 2008 Dana Holding Corporation Omnibus Incentive Plan (the Plan). These awards are provided to achieve the following objectives:

•	Align the executives’ interest with those of shareholders;

•	Focus executives on longer-term performance and business objectives, particularly the creation of shareholder value; and

•	Facilitate attraction, motivation and retention of executives.

2010 Long Term Incentive Award (LTIP)

Approximately 140 senior management employees designated by Dana, including our named executive officers, participated in the 2010 LTIP (excluding Mr. Devine). For 2010, Dana utilized market data as described in the annual review mentioned above to create a long term incentive compensation structure for the management team, including our named executive officers. Each of our named executive officers receives an LTIP award based on a target dollar value assigned to his or her position based on our market comparison for similar positions, utilizing both peer and market data. For 2010, our senior executives, including our named executive officers, were eligible for long term incentive awards consisting of 1/3 stock options, 1/3 performance shares and 1/3 performance cash.

We believe it is important to provide our senior executives, including the named executive officers, with both stock options and performance-based awards because the awards serve different purposes. Stock options, in particular, encourage executives to achieve long term goals because they only have value to the recipient if there are gains in the stock price that would also create value for our shareholders. Since the executive receives value from the stock option grants only in the event of stock appreciation, stock options are a strong incentive to (i) improve long term financial performance, (ii) focus on longer horizon decisions as well as short term decisions and (iii) to increase shareholder value. Stock option awards under the 2010 LTIP have a contractual term of 10 years and vest ratably over 3 years.

Performance-based awards encourage the executive to achieve Dana’s long-term goals, while being rewarded only if certain financial objectives are achieved. In addition, awards paid over time in our LTIP are intended to have a retentive effect. Performance-based awards under the 2010 LTIP are based on two key metrics; Return On Invested Capital (“ROIC”) (75% weighted) and Net New Business Wins (25% weighted). Our 2010 results for ROIC were 8.3% and $846 million for Net New Business Wins. Dana believes these two metrics are significant in that ROIC ensures management uses the company’s capital in an effective manner which drives shareholder returns and Net New Business Wins which also has a profitability threshold, ensures profitable growth in the future and that we are pursuing the right business. Our performance-based awards also include performance shares and performance cash.

Performance shares granted in 2010 cover three performance cycles (2010, 2011 and 2012). Each cycle is measured independently using metrics that are aligned to each year’s annual operating plan goals. Each year has the potential to be earned at, below, or above target but the award vests at the end of the performance period in early 2013. Each metric has a payout ranging from twenty five percent (25%) to two hundred percent (200%) of target. In the event performance exceeds 100% in total, the Compensation Committee has discretion to pay the portion in excess of 100% in either shares or cash.

Performance cash granted in 2010 covers the same three performance cycles as performance shares (2010, 2011 and 2012). Each year has the potential to be earned at, below, or above target with the award paying out shortly after completion of each annual performance cycle. Performance cash for the 2010 LTIP is paid annually to bridge the gap which existed in the absence of an LTIP prior to 2008. Each metric has a payout ranging from twenty five percent (25%) to two hundred fifty percent (250%) of target.

Based on 2010 company performance, the Compensation Committee certified that we achieved 103% of target for the 2010 cycle. The value of stock option awards and performance shares granted to each of our named executive officers in 2010 is set forth in the “Summary Compensation Table” below.

2008 Performance Share Award

As previously disclosed in the Proxy Statements for 2008 and 2009, Dana granted performance shares in 2008. These grants were scheduled to vest in 25% increments in 2008 and 2009 and the final 50% in 2010 based on meeting or exceeding certain financial performance goals. The 2008 tranche for all awards was forfeited because Dana did not meet the performance goals set by the Compensation Committee. The 2009 tranche for all awards was earned and issued at 100% target-level based on performance. The 2010 tranche will vest at 100% of target based on achieving the same goals established for the 2010 AIP. Messrs. Devine and Sweetnam did not participate in this award. The actual award paid is provided in the “Option Exercises and Stock Vested During 2010 Fiscal Year Table” below.

2010 Award to Mr. Devine

In November 2010, Mr. Devine became Interim CEO in addition to remaining our Executive Chairman as a result of Mr. Sweetnam’s resignation as CEO. As part of Mr. Devine’s compensation package, he received a long term incentive grant consisting of stock options. This award was made as an inducement to Mr. Devine to assume the additional role of Interim CEO.

Equity awards granted for each of our named executive officers are set forth in the “Grants of Plan-Based Awards” table below.

Equity-Based Grant Practices

Under our equity-based granting practices, we make regular equity-based grants to eligible employees, including named executive officers, in the first quarter of the calendar year at a regularly scheduled meeting of the Compensation Committee. Under our current practice, the exercise price, in the case of stock options, is the closing price of our common stock on the New York Stock Exchange on the day of the grant. We also may award equity-based grants during the year to newly hired executive officers as part of their compensation package or to executives based on a promotion during the year. In the case of equity-based grants to newly hired employees who may be executive officers within the meaning of Section 162(m) of the Internal Revenue Code (Covered Employees), or officers subject to Section 16 of the Exchange Act (Section 16 Officers), including named executive officers, the grants are authorized by the Compensation Committee.

Mitigation of Potential Risk in Pay Programs

The Compensation Committee has reviewed our compensation policies and practices and determined that none are reasonably likely to have a material adverse effect on Dana. In order to avoid excessive risk taking behaviors, Dana has put into place several mechanisms, including, but not limited to, stock ownership guidelines, caps on annual incentive payouts, financial performance-based annual incentive programs, long term incentive awards (which are delivered primarily in the form of equity), practice of using a mix of multiple types of awards, and a practice of using multiple metrics to determine annual and long term incentive payouts. Stock ownership guidelines, as discussed below, encourage our executives to maintain a certain level of company ownership, thus encouraging them to have an interest in the long term success of the company. Long term incentive awards such as restricted stock units or performance shares or equity acquired externally, count toward our stock ownership guidelines. Annual incentive payouts are capped to avoid decisions that may lead to an exorbitant payout in one year to the detriment of performance in following years. In addition, our 2008 Omnibus Incentive Plan has a “clawback” provision related to incentive payments in the event of financial restatements.

Stock Ownership Guidelines

We believe it is important to align the interests of its senior officers with those of our shareholders through ongoing stock ownership. Our Compensation Committee adopted stock ownership guidelines to encourage senior officers to own a significant number of shares of our common stock. The stock ownership guidelines are calculated based on a multiple of the senior officer’s annual base salary. We encourage our senior officers to achieve the targeted stock ownership levels within 5 years of being promoted or named to the applicable senior officer position.

Minimum Investment
Title	(Multiple of base salary)

Chief Executive Officer	5
Members of the Executive Committee	3
Vice Presidents	1

Employment Agreements

Our Compensation Committee determined it was necessary to offer executive employment agreements in certain limited circumstances to attract senior executives or encourage them to remain with us and forego retirement or other opportunities. As a result, we entered into executive employment agreements with Messrs. Sweetnam, Yost and Marcin on the terms discussed under the “Executive Agreements” section below.

Severance Arrangements

Under limited circumstances, we provide severance benefits to senior executives who separate from the Company. These arrangements provide certainty to both Dana and the former executive as to their rights and obligations to each other, including restrictive covenants, non-compete agreements and consulting services.

Severance Plan/Change in Control

We adopted an executive severance and change in control plan (the Executive Severance Plan) in 2008. Each of our current named executive officers (except Mr. Devine) participates in the Executive Severance Plan. Mr. Marcin waived change in control severance in his employment agreement.

The Executive Severance Plan was adopted in order to provide severance pay to eligible executives whose employment is terminated (i) prior to or within a specified period of time following a change in control or (ii) for a reason other than cause, death, total disability or voluntary resignation. We believe that such a plan helps to both attract and retain executives by reducing the personal uncertainty that arises from the possibility of a future business combination or restructuring. Moreover, the Executive Severance Plan is designed to offset the uncertainty of executives regarding their own futures if a change in control or termination actually occurs. Dana believes that the Executive Severance Plan helps to increase shareholder value by encouraging the executives to consider change in control transactions that are in the best interest of Dana and its shareholders, even if the transaction may ultimately result in their termination of employment.

As mentioned in our 2010 proxy statement, all of our named executive officers who were eligible for the change in control severance benefit voluntarily waived the excise tax gross up provision of this plan excluding Mr. Yost, whose severance benefit is outlined in his executive employment agreement. As a result, any eligible executive officers would receive the better of the following change in control payments on an after-tax basis: i) change in control payment less excise tax (paid by executive), if the payment is deemed to be an excess parachute payment, and less other applicable income taxes or ii) change in control payment reduced to an amount such that an excise tax payment is not in effect, less other applicable income tax. If the excess parachute amount is not triggered, the change in control payment is not affected by any excise tax.

For more information on the terms and conditions of the change in control payments to certain of our named executive officers under the Executive Severance Plan, see the section entitled “Potential Payments and Benefits upon Termination or Change in Control.”

Perquisites and Other Benefits

Executive Perquisites Plan

We have adopted an Executive Perquisites Plan that provides for an annual cash allowance to eligible employees (including our named executive officers) in lieu of individual executive perquisites. We determined that it was in our best interest to provide a cash allowance, in lieu of an administratively burdensome and costly perquisite program, as part of a competitive pay package, which assists in recruiting and retaining talented executives from other companies that offer similar benefits. A fixed cash allowance also reduces our costs to administer the various components of a perquisites program. A cash-based program is preferred in lieu of programs such as car allowances, club memberships, tax and financial planning, etc. typically provided in a company-managed executive perquisite program. In addition, our cash perquisite program is a taxable benefit, and unlike some managed perquisite programs, we do not provide tax gross-up payments to cover applicable taxes on the allowance. Our Executive Chairman receives $75,000 per year. As part of Mr. Sweetnam’s employment agreement, he received a perquisite allowance of $100,000 annually. The remaining named executive officers are each entitled to $35,000 annually.

Commercial Air Travel

We provide commercial air travel for Mr. Devine to and from his home in California. This arrangement was made to encourage Mr. Devine to continue service with Dana while his residence and family remained in California and in lieu of relocation and home purchase assistance. For 2010, this benefit was treated as taxable compensation for which Dana reimbursed Mr. Devine for the amount of the tax obligation. This arrangement is more economical to Dana compared to using private aircraft. Mr. Devine elected to discontinue this tax reimbursement benefit for 2011.

The aggregate cost to Dana of this benefit for Mr. Devine is described further under the “Summary Compensation Table” and related footnotes below.

Automotive Transportation

We provide our Executive Vice President and Chief Financial Officer, Mr. Yost, with periodic access to automotive transportation service between his home located in the Detroit metropolitan area and our corporate headquarters in Maumee. We provide this benefit to Mr. Yost in lieu of relocation to the Toledo area. This benefit allows Mr. Yost to more efficiently and effectively conduct company business and to do it in a safer manner while commuting approximately three hours a day. Our former CEO, Mr. Sweetnam, also utilized automotive transportation services to and from his home in the Cleveland, Ohio metropolitan area, while he was utilizing temporary living quarters as a part of his relocation efforts.

Relocation Assistance

On a limited basis, we offer relocation benefits to our employees and new hires. The benefits under this program generally include some or all of the following benefits as needed: pre-commitment visits, miscellaneous expense allowances, tax assistance, home sale assistance, home purchase closing costs, household goods shipping, and temporary living expenses. Dana provides relocation benefits to encourage employees to relocate and to sell their homes in order to help ease and accelerate the transition time for the employee and the family and to help employees remain focused on our business rather than on personal relocation issues. Our former CEO and President, Mr. Sweetnam, utilized the relocation program during 2010.

For more information on the benefits provided to our former CEO, Mr. Sweetnam, see the “Summary Compensation Table” and related footnotes below.

Additional Benefits

We maintain a “safe harbor” 401(k) plan for our employees, including the named executive officers. We match 100% of the employee’s contributions up to 3% of compensation and 50% of the employee’s contributions from 3% to 5% of compensation; providing a maximum employer match of 4% of compensation to an employee. Matching contributions are credited to participating employees whose compensation exceeds IRS limits in the 401(k) plan.

We provide Supplemental Executive Retirement Plans (SERPs) to certain executives as part of their initial terms of employment. In most cases, the SERP benefit was offered to replace a retirement benefit that was forfeited when the executive joined Dana. For more information regarding SERPs, see the narrative following the “Nonqualified Deferred Compensation” table below.

Clawback Provisions

In order to mitigate risk to Dana of paying either annual or long term incentives based on faulty financial results, we have a policy (Clawback Policy) regarding adjustment of performance-based compensation in the event of a restatement of our financial results that provides for the Compensation Committee to review all bonuses and other compensation paid or awarded to our executive officers based on the achievement of corporate performance goals during the period covered by a restatement. If the amount of such compensation paid or payable to any executive officer based on the originally reported financial results differs from the amount that would have been paid or payable based on the restated financial results, the Compensation Committee makes a recommendation to the independent members of the Board as to whether to seek recovery from the officer of any compensation exceeding that to which he or she would have been entitled based on the restated results or to pay to the officer additional amounts to which he or she would have been entitled based on the restated results, as the case may be.

Impact of Accounting and Tax Treatments

Deductibility of Executive Compensation

Our objective is to comply with Section 162(m) of the Internal Revenue Code (Code) (which generally disallows deductions for compensation payable to certain named executive officers in excess of $1,000,000 per year per officer, unless the compensation is performance-based), unless the Compensation Committee determines that it is in our best interest in unique circumstances to provide compensation that is not tax-deductible. From time to time, the Compensation Committee approves compensation that does not meet the Section 162(m) requirements in order to ensure competitive levels of compensation for our senior executives or to recognize unique contributions and accomplishments. For 2010, a portion of the compensation shown in the Summary Compensation Table for Messrs. Devine, Sweetnam, Marcin, Wallace and Bryant in excess of $1,000,000 was not deductible for federal income tax purposes.

Accounting for Stock-Based Compensation

We account for stock-based payments under our equity-based plans in accordance with the requirements of FASB ASC Topic 718 (formerly SFAS No. 123(R)). Further information about this accounting treatment can be found in Note 9 to the Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2010.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Compensation Committee

Keith E. Wandell, Chairman
Joseph C. Mucari
Mark A. Schulz
David P. Trucano

February 23, 2011

The following table summarizes the compensation of our Executive Chairman and Interim CEO, Executive Vice President and CFO, and our three other most highly compensated executive officers serving at the end of the fiscal year ended December 31, 2010 as well as our former President and CEO for which disclosure is required for the 2010 fiscal year (collectively, the named executive officers) for services rendered during the years in all capacities to Dana and our subsidiaries.

SUMMARY COMPENSATION TABLE

							Change in
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation(7)	Earnings(10)	Compensation	Total
Principal Position(1)	Year(3)	($)	($)(4)	($)(5)	($)(6)	($)	($)	($)(8)(9)	($)

John M. Devine(2)	2010	1,006,061	27,000	0	493,513	2,205,000	0	154,380	3,885,954
Executive Chairman	2009	1,298,077	500,000	0	0	0	0	790,412	2,588,489
and Interim Chief Executive Officer	2008	916,667	1,500,000	950,000	5,092,000	0	0	1,208,078	9,666,745
James A. Yost	2010	618,000	62,000	510,000	510,000	870,064	178,586	66,249	2,814,899
Executive Vice	2009	576,923	125,000	0	97,500	0	114,199	69,080	982,702
President and Chief Financial Officer	2008	365,909	651,440	1,092,725	1,197,014	0	66,282	172,880	3,546,250
Robert H. Marcin	2010	552,150	10,800	405,000	405,000	756,433	16,286	49,422	2,195,091
Executive Vice	2009	519,231	225,000	0	0	0	0	92,151	836,382
President and Chief Administrative Officer	2008	458,333	125,000	681,250	1,771,897	0	0	82,364	3,118,844
Mark E. Wallace	2010	461,813	59,000	300,000	300,000	585,862	12,673	47,461	1,766,809
President — Heavy Vehicle Group	2009	390,384	100,000	0	40,500	0	0	404,518	935,402
Martin D. Bryant	2010	461,813	59,000	300,000	300,000	585,862	12,673	45,628	1,764,976
President — Light Vehicle Group

SUMMARY COMPENSATION TABLE FOR FORMER EXECUTIVE OFFICER

								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus		Awards	Awards	Compensation(7)	Earnings	Compensation	Total
Principal Position(1)	Year(3)	($)	($)(4)		($)(5)	($)(6)	($)	($)	($)(8)(9)	($)

James E. Sweetnam(11)	2010	848,485	1,010,000	(12)	1,333,328	1,340,237	1,382,973	0	607,927	6,522,950
Former President and	2009	480,769	2,175,000		274,000	1,230,000	0	0	185,264	4,345,033
Chief Executive Officer

Footnotes:

(1)	The current position held by the named executive officer as of March 7, 2011 is set forth in the table (except for Mr. Sweetnam who is in our Summary Compensation Table for Former Executive Officer).

(2)	Effective November 5, 2010, Mr. Devine agreed to become Interim CEO in addition to his role as our Executive Chairman.

(3)	We have disclosed full year compensation only for those years during which the executive was a named executive officer.

(4)	This column includes the lump sum recognition payment (2% of 2009 annual base salary) as previously discussed in the “Compensation Discussion and Analysis” of our Proxy Statement for 2009 and Individual Discretionary Awards as discussed above.

Lump Sum Recognition Payments		Individual Discretionary Awards

John M. Devine	$27,000	James A. Yost	$50,000
James A. Yost	$12,000	Mark E. Wallace	$50,000
Robert H. Marcin	$10,800	Martin D. Bryant	$50,000
Mark E. Wallace	$9,000
Martin D. Bryant	$9,000
James E. Sweetnam	$10,000

(5)	With respect to 2010 grants, this column shows performance-based equity awards and reflects the award value at the date of the grant based on the most probable outcome of the performance conditions to which the award is subject in accordance with FASB ASC Topic 718. With respect to 2009, Mr. Sweetnam received a restricted stock unit award pursuant to the terms of his executive employment agreement. With respect to 2008 grants, this column shows performance-based compensation and reflects the award value at the date of the grant based on the most probable outcome of the performance conditions to which the award is subject in accordance with FASB ASC Topic 718. For additional information on the assumptions used in determining fair value for share-based compensation, refer to notes 1 and 9 of the Notes to our Consolidated Financial Statements in Dana’s Annual

Report on Form 10-K for the year ended December 31, 2010. See the “Grants of Plan-Based Awards” table below for information on awards made in 2010. See the “Outstanding Equity Awards at Fiscal Year-End” table for information on the market value of shares not vested as of December 31, 2010.

(6)	This column shows performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code and reflects the full grant date fair values in accordance with FASB ASC Topic 718. For additional information on the assumptions used in determining the value for share-based compensation, refer to notes 1 and 9 of the Notes to our Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2010. See the “Grants of Plan-Based Awards” table below for information on awards made in 2010. See the “Outstanding Equity Awards at Fiscal Year-End” table for information on the number of exercisable and unexercisable options held, option exercise price, and option expiration dates as of December 31, 2010.

(7)	This column shows the cash incentive awards earned for performance under our Annual Incentive Program (AIP) and our Long Term Incentive Performance Cash program.

Annual Incentive Program Payments		Long-Term Incentive Performance Cash Payments

John M. Devine	$2,205,000	James A. Yost	$182,104
James A. Yost	$687,960	Robert H. Marcin	$143,222
Robert H. Marcin	$613,211	Mark E. Wallace	$106,605
Mark E. Wallace	$479,257	Martin D. Bryant	$106,605
Martin D. Bryant	$479,257	James E. Sweetnam	$370,370
James E. Sweetnam	$1,012,603

(8)	The total values shown for the individuals during 2010 include perquisites and benefits set forth below and in footnote (9). See the “Compensation Discussion and Analysis” section above regarding our executive perquisites allowance:

•	John M. Devine — $75,000 for perquisite allowance; $31,590 for commercial airfare; $4,791 for corporate housing; $2,937 for rental car usage, $3,602 business-related spousal travel, and $5,044 for life benefits (including term life insurance effective 1/1/10 — 7/31/10, AD&D and group variable universal life insurance effective 8/1/10).

•	James A. Yost — $35,000 for perquisite allowance; $17,921 for automotive transportation service; $1,267 business-related spousal travel, $9,800 for contributions to Dana Retirement Savings Plan (401K); $2,261 for life benefits (including term life insurance effective 1/1/10 — 7/31/10, AD&D and group variable universal life insurance effective 8/1/10).

•	Robert H. Marcin — $35,000 for perquisite allowance; $2,017 business-related spousal travel, $9,800 for contributions to Dana Retirement Savings Plan (401K); $2,605 for life benefits (including term life insurance effective 1/1/10 — 7/31/10, AD&D and group variable universal life insurance effective 8/1/10).

•	Mark E. Wallace — $35,000 for perquisite allowance; $1,833 business-related spousal travel, $9,800 for contributions to Dana Retirement Savings Plan (401K); $828 for life benefits (including term life insurance effective 1/1/10 — 7/31/10, AD&D and group variable universal life insurance effective 8/1/10).

•	Martin D. Bryant — $35,000 for perquisite allowance; $9,800 for contributions to Dana Retirement Savings Plan (401K); $828 for life benefits (including term life insurance effective 1/1/10 — 7/31/10, AD&D and group variable universal life insurance effective 8/1/10).

•	James E. Sweetnam — $84,848 for perquisite allowance; $55,475 for temporary housing expenses; $10,049 for automotive transportation service; $10,022 for costs associated with corporate housing; $4,433 for COBRA reimbursement; $366,667 for annual installment of supplemental benefit; $9,800 for contributions to Dana Retirement Savings Plan (401K) and $2,722 for life benefits (including term life insurance effective 1/1/10 — 7/31/10, AD&D and group variable universal life insurance effective 8/1/10).

(9)	During 2010, Dana made the following tax “gross up” payments:

•	John M. Devine — $31,416 aggregate tax gross up consisting of $26,570 for commercial airfare; $2,746 for corporate housing and $2,100 for rental car usage. Mr. Devine elected to discontinue receiving a tax gross up benefit for 2011.

•	James E. Sweetnam — $63,911 aggregate tax gross up consisting of $47,465 for relocation expenses; $1,732 for COBRA reimbursement; $7,367 for automotive transportation service and $7,347 for corporate housing.

(10)	Credit for matching contributions that exceed the IRS limits for our qualified 401(k) plan. Mr. Yost participates in a supplemental executive retirement plan. The amount of matching contributions for this period for Mr. Yost was $19,920 and the change in value of his SERP for this period was $158,666. See the “Nonqualified Deferred Compensation” table below for additional information.

(11)	Mr. Sweetnam resigned from Dana effective November 4, 2010.

(12)	In addition to the lump sum recognition payment noted above, this amount represents the second half of a one-time sign-on cash award of $2,000,000 ($1,000,000 was paid in July 2009 and $1,000,000 was paid in July 2010) as part of Mr. Sweetnam’s employment agreement.

The following table contains information on grants of awards to named executive officers in the fiscal year ended December 31, 2010 under Dana’s Plan.

GRANTS OF PLAN-BASED AWARDS AT FISCAL YEAR-END

								All Other
								Option		Grant
								Awards:	Exercise	Date Fair
					Estimated Future Payouts			Number of	or Base	Value of
		Estimated Future Payouts Under			Under Equity Incentive Plan			Securities	Price of	Stock and
		Non-Equity Incentive Plan Awards(1)(2)			Awards(3)			Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(4)	($/Sh)(5)	($)(6)

John M. Devine	11/05/10							54,054(7)	15.02	493,513
	AIP	150,000	1,500,000	3,750,000
James A. Yost	3/02/10				2,828	45,252	90,504			510,000
	3/02/10							73,487	11.27	510,000
	AIP	46,800	468,000	1,170,000
	Performance Cash	31,875	510,000	1,275,000
Robert H. Marcin	3/02/10				2,246	35,936	71,872			405,000
	3/02/10							58,357	11.27	405,000
	AIP	41,715	417,150	1,042,875
	Performance Cash	25,313	405,000	1,012,500
Mark E. Wallace	3/02/10				1,663	26,619	53,238			300,000
	3/02/10							43,227	11.27	300,000
	AIP	32,602	326,025	815,063
	Performance Cash	18,750	300,000	750,000
Martin D. Bryant	3/02/10				1,663	26,619	53,238			300,000
	3/02/10							43,227	11.27	300,000
	AIP	32,602	326,025	815,063
	Performance Cash	18,750	300,000	750,000
James E. Sweetnam	4/28/10				6,645	106,326(8)	212,652			1,333,328
	4/28/10							172,711(8)	12.54	1,340,237
	AIP	120,000	1,200,000(8)	3,000,000
	Performance Cash	83,333	1,333,333(8)	3,333,333

Footnotes:

(1)	These columns reflect the potential payments for each of the named executive officers under our 2010 AIP. As discussed in the Annual Incentive Program section of the “Compensation Discussion and Analysis” above, the actual payout for the 2010 AIP was 147% of target based on 2010 performance against established metrics. Refer to the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table for individual pay-out amounts. Refer to the 2010 Annual Incentive Program portion of the “Compensation Discussion and Analysis” section above for additional information on such program, including the performance targets that correspond to the potential payments listed.

(2)	These columns reflect the potential payments for each of the named executive officers under the Performance Cash component of the 2010 LTIP. As discussed in the Long Term Incentive Awards section of the “Compensation Discussion and Analysis”, performance cash accounts for 1/3 of the 2010 LTIP and consists of three tranches (2010, 2011, and 2012), each earned and paid independently. For the 2010 performance period, the actual payout was 103% of target based on 2010 performance against established metrics. Refer to the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table for individual pay-out amounts. Mr. Devine did not receive a 2010 performance cash grant. Refer to the 2010 Long term Incentive Program portion of the “Compensation Discussion and Analysis” section above for additional information on such program, including the performance targets that correspond to the potential payments listed.

(3)	These columns reflect the potential issuance of shares for each of the named executive officers under the Performance Share Unit component of the 2010 LTIP. As discussed in the Long Term Incentive Awards section of the “Compensation Discussion and Analysis”, performance share units account for 1/3 of the 2010 LTIP and consist of three tranches (2010, 2011, and 2012), each calculated independently and banked until the units cliff vest at the end of the three-year period. For the 2010 performance period, 103% of target was earned based on Dana’s performance against established metrics for 2010. Mr. Devine did not receive a 2010 performance share unit grant. Refer to the 2010 Long Term Incentive Awards portion of the “Compensation Discussion and Analysis” section above for additional information on such program, including the performance targets that correspond to the potential pay-outs listed.

As reported in the Grants of Plan Based Awards table for 2008, Dana issued performance share unit grants under the 2008 Long Term Incentive Program that were based on performance for 2008, 2009, and 2010. For the 2010 performance period, the award was earned at target level, and, as a result, the 50% of shares allocated to the 2010 performance period were earned under our 2008 Long Term Incentive Program.

For performance share units granted on October 31, 2008, the second tranche of the award vested (at target) on October 31, 2010. Please refer to the “Options Exercised and Stock Vested” table below for additional information.

(4)	This column reflects the non-qualified stock options granted to each of the named executive officers under the Stock Option component of the 2010 LTIP. As discussed in the Long Term Incentive Awards section of the “Compensation Discussion and Analysis”, stock options accounted for 1/3 of the 2010 LTIP. The options vest in 1/3rd increments beginning on the first year anniversary date of the grant with a 10-year term.

(5)	The exercise price is the closing stock price of Dana’s common stock on the New York Stock Exchange on the date of grant.

(6)	This column represents the fair value (at grant date) of stock options and performance share units granted to each of the named executive officers in 2010. The value of the performance share unit grants is calculated at target level using the closing stock price on the date of grant. The stock option grant valuation reflects the full grant date fair values in accordance with FASB ASC Topic 718.

(7)	This amount represents stock options granted to Mr. Devine when he assumed the additional role of Interim Chief Executive Officer on November 5, 2010. The options vest in 1/3rd increments beginning on the first year anniversary date of the grant with a 10-year term.

(8)	Mr. Sweetnam forfeited these stock options, however, was entitled to a pro rata portion of the 2010 AIP, performance cash, and performance share units upon his resignation from Dana on November 4, 2010.

2008 Dana Holding Corporation Omnibus Incentive Plan.  The 2008 Dana Holding Corporation Omnibus Incentive Plan (the Plan) is administered by the Compensation Committee. The Compensation Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based and non-stock based awards under the Plan.

The maximum number of shares of Dana’s common stock available under the Plan is 16,090,000 shares. Any shares related to awards that terminate or are forfeited are added back to the pool. The aggregate number of shares of common stock actually issued or transferred by Dana upon the exercise of incentive stock options may not exceed 4,000,000 shares. We have not granted any incentive stock options under the Plan. Further, no participant may be granted option rights or appreciation rights for more than 2,000,000 shares of common stock during any calendar year, subject to adjustments as provided in the Plan. In no event may any participant receive restricted shares, restricted stock units or performance shares in the aggregate for more than 1,000,000 shares of common stock during any calendar year, or receive an award of performance units having an aggregate maximum value as of their respective dates of grant in excess of $10,000,000. The maximum number of shares that may be granted under the Plan is subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar events. No grants may be made under the Plan after December 25, 2017.

Under the Plan, the Board of Directors may also, in its discretion, authorize the granting to non-employee directors of option rights and appreciation rights and may also authorize the grant of other types of awards. Upon a change in control of Dana, except as otherwise provided in the terms of the award or as provided by the Compensation Committee, to the extent outstanding awards are not assumed, converted or replaced by the resulting entity, all outstanding awards that may be exercised will become fully exercisable, all restrictions with respect to outstanding awards will lapse and become fully vested and non-forfeitable, and any specified performance measures with respect to outstanding awards will be deemed to be satisfied at target levels.

The following table provides information on stock option, restricted stock unit and performance share unit grants awarded pursuant to the Plan for each named executive officer and as outstanding as of December 31, 2010. Each outstanding award is shown separately. The market value of the stock awards is based on the closing market price of Dana common stock on December 31, 2010 of $17.21 per share.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards	Stock Awards
Equity Incentive	Equity Incentive
Number	Plan Awards:	Plan Awards:
of	Number of	Market Value	Number of	Market or
Securities	Securities	Number of	of Shares or	Unearned	Payout Value of
Underlying	Underlying	Shares or	Units of	Shares,	Unearned Shares,
Unexercised	Unexercised	Option	Units of Stock	Stock That	Units or Other	Units or Other
Options	Options	Exercise	Option	That Have	Have Not	Rights That	Rights That
(#)	(#)	Price	Expiration	Not Vested	Vested	Have Not	Have Not
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	Vested (#)	Vested ($)
John M. Devine	800,000	(1)	12.75	2/4/18
333,334	(2)	1.90	10/31/18(2)	83,334	(12)	1,434,178	83,334	(13)	1,434,178
54,054	(3)	15.02	11/5/20
James A. Yost	85,781	12.25	5/13/18
94,972	47,486	(4)	12.25	5/13/18
216,667	(5)	.51	3/18/19
73,487	(6)	11.27	3/2/20	45,252	(14)	778,787
Robert H. Marcin	255,616	127,808	(7)	10.00	4/16/18
41,667	41,667	(2)	1.90	10/31/18(2)	10,417	(12)	179,277	10,417	(13)	179,277
58,357	(6)	11.27	3/2/20	35,936	(14)	618,459
Mark E. Wallace	12,834	(8)	2.09	11/3/18
90,000	(5)	.51	3/18/19
43,227	(6)	11.27	3/2/20	26,619	(14)	458,113
Martin D. Bryant	10,629	5,315	(9)	11.44	5/9/18
90,000	(5)	.51	3/18/19
43,227	(6)	11.27	3/2/20	26,619	(14)	458,113
James E. Sweetnam	500,000	(10)	1.37	5/5/11(10)	0	(15)	0
0	(11)	12.54	4/28/20	29,535	(16)	508,297

Footnotes:

(1)	Options became fully vested on August 4, 2010.

(2)	Options vest in 1/3rd increments annually with the remaining vesting date of October 31, 2011. Options expire on the sooner of October 31, 2018 or five years from the effective date of retirement from employment with Dana.

(3)	Options vest in 1/3rd increments annually with vesting dates of November 5, 2011, November 5, 2012 and November 5, 2013.

(4)	Options vest in 1/3rd increments annually with the remaining vesting date of May 13, 2011.

(5)	Options vest in 1/3rd increments annually with the remaining vesting dates of March 18, 2011 and March 18, 2012.

(6)	Options vest in 1/3rd increments annually with vesting dates of March 2, 2011, March 2, 2012 and March 2, 2013.

(7)	Options vest in 1/3rd increments annually with the remaining vesting date of April 16, 2011.

(8)	Options vest in 1/3rd increments annually with the remaining vesting date of November 3, 2011.

(9)	Options vest in 1/3rd increments annually with the remaining vesting date of May 9, 2011.

(10)	Options vested in full on November 5, 2010 upon Mr. Sweetnam’s resignation. Mr. Sweetnam has until May 5, 2011 (six months from the effective date of his departure) to exercise his vested stock options.

(11)	Options vest in 1/3rd increments annually with vesting dates of April 28, 2011, April 28, 2012 and April 28, 2013. Mr. Sweetnam forfeited these options (172,711 options) upon his resignation from Dana.

(12)	Restricted stock units vest in 1/3rd increments annually with the remaining vesting date of October 31, 2011

(13)	Performance share units granted in 2008 to vest in 1/3rd increments. Units shown at “target” level for 2011.

(14)	Performance share units granted in 2010 to cliff vest at the end of the performance period 2010 — 2012. Units shown at “target” level for 2010, 2011, and 2012. For the 2010 performance period, 103% of target was earned based on Dana’s performance against established metrics for 2010. Performance shares earned above target may be issued in cash or shares at the Compensation Committee’s discretion at the end of the three-year performance period.

(15)	Restricted stock units were to cliff vest on December 28, 2011. Upon Mr. Sweetnam’s resignation, the vesting accelerated and the award vested in full.

(16)	Performance share units granted in 2010 to cliff vest at the end of the performance period 2010 — 2012. Mr. Sweetnam forfeited a pro-rata portion of his performance share units for 2010 and all of the performance share units for 2011 and 2012 upon his resignation from Dana. Remaining units shown at “target” level.

The following table provides information concerning the exercise of stock options and the vesting of performance share units and restricted stock units, during the fiscal year ended December 31, 2010, for each of the named executive officers.

OPTIONS EXERCISES AND STOCK VESTED DURING FISCAL YEAR

	Option Awards			Stock Awards
	Number of			Number of
	Shares			Shares
	Acquired		Value Realized	Acquired		Value Realized
	on Exercise		on Exercise	on Vesting		on Vesting
Name	(#)		($)	(#)		($)
John M. Devine	666,666	(1)	7,832,072	83,333	(5)	1,180,829	(10)
				83,333	(6)	1,180,829	(10)
James A. Yost	108,333	(2)	1,221,999	31,225	(7)	588,904	(11)
Robert H. Marcin	41,666	(1)	504,259	10,417	(5)	147,609	(10)
				10,417	(6)	147,609	(10)
				28,125	(7)	530,438	(11)
Mark E. Wallace	25,666	(3)	311,596	5,000	(8)	72,650	(12)
	45,000	(2)	634,658	8,500	(7)	160,310	(11)
Martin D. Bryant	45,000	(2)	580,757	3,540	(7)	66,764	(11)
James E. Sweetnam	1,000,000	(4)	12,395,935	200,000	(9)	3,004,000	(13)

Footnotes:

(1)	This amount represents shares acquired through the exercise of non-qualified stock options granted on October 31, 2008 with an exercise price of $1.90.

(2)	This amount represents shares acquired through the exercise of non-qualified stock options granted on March 18, 2009 with an exercise price of $0.51.

(3)	This amount represents shares acquired through the exercise of non-qualified stock options granted on November 3, 2008 with an exercise price of $2.09.

(4)	This amount represents shares acquired through the exercise of non-qualified stock options granted on July 1, 2009 with an exercise price of $1.37.

(5)	This amount represents restricted stock units awarded in 2008 that vested 1/3rd on October 31, 2010.

(6)	This amount represents performance share units awarded in 2008 that vested 1/3rd on October 31, 2010 and were earned at target.

(7)	This amount represents performance share units awarded under the 2008 Long term Incentive Plan for the 2010 performance period earned at target (50% of 2008 performance share unit grant).

(8)	This amount represents restricted stock units that vested 1/2 on November 3, 2010.

(9)	This amount represents restricted stock units that vested in full on November 5, 2010 upon Mr. Sweetnam’s resignation.

(10)	This amount was calculated based on the closing price of our common stock on October 29, 2010.

(11)	This amount was estimated based on the closing price of our common stock on March 3, 2011.

(12)	This amount was calculated based on the closing price of our common stock on November 3, 2010.

(13)	This amount was calculated based on the closing price of our common stock on November 5, 2010.

The following table contains information with respect to the plans that provide for payments or other benefits to our named executive officers at, following, or in connection with retirement. The number of years of credited service and the actuarial present values in the table are computed as of December 31, 2010, the measurement date used for reporting purposes with respect to our Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2010.

NONQUALIFIED DEFERRED COMPENSATION AT FISCAL YEAR-END

	Dana		Aggregate	Aggregate
	Contributions		Earnings	Balance on
	in 2010		in 2010	12/31/10
Name	($)		($)	($)

James A. Yost	148,600	(1)(2)	10,066	339,147(2)
Robert H. Marcin	16,286	(1)	0	16,286
Mark E. Wallace	12,673	(1)	0	12,673
Martin D. Bryant	12,673	(1)	0	12,673

Footnotes:

(1)	Includes credit for matching contributions that exceed the IRS limits for our qualified 401(k) plan. This credit is also reflected in footnote 10 of the “Summary Compensation Table” above.

(2)	Mr. Yost is a party to a supplemental executive retirement plan that was created upon Mr. Yost becoming our Executive Vice President & Chief Financial Officer in May 2008. The plan states his normal retirement date is the first of the month following age 62. The plan is credited on the first day of each calendar year. Accordingly, this amount is the balance as of January 1, 2011. This credit is also reflected in footnote 10 of the “Summary Compensation Table”.

Retirement Plans

Mr. Yost is eligible to receive a non-qualified supplement retirement benefit under his supplemental executive retirement plan that was created when he became our Executive Vice President and Chief Financial Officer in May 2008. Under the terms of Mr. Yost’s supplemental executive retirement plan, Dana created a notional defined contribution account that is unfunded and subject to the claims of Dana’s general creditors. Dana credits Mr. Yost’s account as follows: (a) 20% of Mr. Yost’s annual base pay; and (b) 20% of Mr. Yost’s annual incentive plan award; less (c) the basic credit provided to Mr. Yost under Dana’s Retirement Savings Plan (401(k)) plan (without regard to any matching contributions). Dana credits the accumulated balance in his account with an annualized return of 5% compounded annually. Once Mr. Yost satisfies a three-year vesting requirement, he will be eligible to receive the accumulated balance of his account when his employment with Dana ceases. Additionally, after three years of service with Dana, or when, if earlier, while employed by Dana, Mr. Yost: (a) dies; (b) becomes disabled; (c) is terminated without cause; or (d) resigns for good reason, Mr. Yost’s interest in his account will vest and the accumulated balance will be payable to him (or his beneficiary in the event of death) in a lump sum amount on his termination of employment.

EXECUTIVE AGREEMENTS

We entered into initial executive employment agreements with Messrs. Devine and Marcin in April 2008. As described above in the “Compensation Discussion and Analysis” section, we extended and amended these agreements by executing new executive employment agreements with Messrs. Devine and Marcin effective January 1, 2009. On January 1, 2010, Dana and Mr. Devine extended his executive employment agreement for an additional term. We entered into an executive employment agreement with Mr. Sweetnam in July 2009 and Mr. Yost in May 2008.

John Devine

In connection with Mr. Devine’s service as Executive Chairman, Dana executed an executive employment agreement effective January 1, 2010 which expired on December 31, 2010. Our Board of Directors approved the following compensation arrangement:

•	$1,000,000 annual base salary effective January 1, 2010;

•	a 2010 annual target bonus of 150% of his annual base salary;

•	executive severance including base salary through December 31, 2010 and eligibility for full-year bonus, based on actual results and paid when senior executives receive their bonus; and

•	reimbursement for cost of travel from his home residence via commercial aircraft and corresponding tax gross up.

As described in the “Compensation Discussion and Analysis” section above, our Board of Directors approved the following compensation for Mr. Devine in connection with his appointment as Interim CEO in November 2010:

•	$1,040,000 annual base salary effective November 4, 2010;

•	a 2011 annual target bonus of 100% of his annual base salary;

•	a grant of options to purchase 54,054 shares of common stock; and

•	reimbursement for cost of travel from his home residence via commercial aircraft and corresponding tax gross up.

Robert Marcin

Under the terms of his January 2009 executive employment agreement approved by our Board of Directors, Mr. Marcin is entitled to the following:

•	base salary;

•	annual target bonus of 75% of his annual base salary;

•	participation in any annual bonus, stock equity participation and long term incentive programs generally applicable to senior executives;

•	participation in all benefit plans, perquisites, allowances and other arrangements generally applicable to senior executives, including (without limitation) life and disability insurance, bonus pools, stock options and stock ownership programs.

James Yost

In connection with Mr. Yost’s appointment as Executive Vice President and Chief Financial Officer, Dana executed an executive employment agreement in May 2008 with Mr. Yost approved by the Board of Directors. Under the terms of the executive employment agreement, Mr. Yost is entitled to the following:

•	base salary;

•	an annual target bonus of 75% of his annual base salary;

•	future long term incentive award opportunities based upon 255% of the value of Mr. Yost’s then existing salary;

•	at the end of Mr. Yost’s initial employment term and at the end of each renewal term (if any), all unvested long term incentive awards will become fully vested and earned by Mr. Yost based on corporate performance;

•	in the event of a change in control, any unvested options shares or performance shares will immediately vest and become exercisable;

•	a supplemental executive retirement plan, as described above under the “Nonqualified Deferred Compensation” table;

•	car and driver service, as needed, between Toledo and Mr. Yost’s residence in metropolitan Detroit;

•	participation in Dana-sponsored employee welfare benefit plans, programs and arrangements;

•	participation in Dana’s Executive Perquisite Plan;

•	other usual and customary benefits in which senior executives participate and other fringe benefits and perquisites as may be made available to senior executives (including but not limited to inclusion in the Executive Severance Plan); and

•	“gross-up” payments upon becoming subject to (i) excise tax on any compensation under Mr. Yost’s executive employment agreement and (ii) upon any payment to Mr. Yost upon a change in control.

James Sweetnam

Mr. Sweetnam resigned from Dana effective November 4, 2010. Under the terms of his July 2009 executive employment agreement approved by our Board of Directors, Mr. Sweetnam, our former CEO, was entitled to the following:

•	$1,000,000 annual based salary;

•	a sign-on cash award of $2,000,000 payable in two equal installments on July 1, 2009 (his first day of employment) and July 1, 2010;

•	participation in Dana’s relocation program;

•	for the purpose of compensating Mr. Sweetnam for a lost opportunity to receive future cash benefits from his previous employer, a supplemental benefit in the amount of $2,200,000, vesting and becoming payable in equal annual installments on the first six anniversaries of his first day of employment (July 1, 2009);

•	participation in Dana’s Executive Perquisite Plan; and

•	participation in Dana’s Executive Severance Plan.

POTENTIAL PAYMENTS AND BENEFITS
UPON TERMINATION OR CHANGE IN CONTROL

As discussed in the “Compensation Discussion and Analysis” section above, Dana adopted an Executive Severance Plan that applies to certain senior executives, including our named executive officers. During 2008, Messrs. Devine and Marcin waived change in control payments they might be entitled to under the Executive Severance Plan described below. As discussed above under the caption “Executive Agreements”, these two executives were parties to executive employment agreements during 2010 with Dana containing the potential payments and benefits they are eligible for upon termination or change in control which are discussed below.

Set forth below is a description of our Executive Severance Plan (applicable to eligible executive officers, including named executive officers, but excluding Messrs. Devine and Marcin as to “change in control” provisions) as well as a description of the severance agreement with Mr. Sweetnam. This is followed by tables relating to Messrs. Devine, Yost, Marcin, Wallace and Bryant.

Executive Severance

Change in Control.  All eligible executive officers, except our CEO, who incur a qualifying termination will be entitled to receive two years of salary and twice his or her target bonus for the year in which termination occurs. Our CEO (excluding Mr. Devine as Interim CEO) is entitled to receive three years of salary and three times his target bonus for the year in which termination occurs. In addition, each named executive officer will be entitled to: (1) the full amount of any earned but unpaid base salary through the date of termination plus a cash payment for all unused vacation time accrued as of the termination date; (2) a pro rata portion of his or her annual bonus for the year in which termination occurs; (3) all equity awards which will vest in full and become fully exercisable as of the termination date; (4) any actual award credited to an eligible employee in connection with Dana’s performance awards all of which vest in full as of date of termination; (5) a lump sum cash amount to allow, but not require, the employee to purchase additional coverage equal to a total of two years (three years for our CEO) of subsidized COBRA; (6) the employee assistance program; (7) reasonable costs of outplacement services not to exceed $25,000 ($50,000 for our CEO).

Our Executive Severance Plan included a conditional excise tax gross-up provision such that if the executive incurred any excise tax by reason of his or her receipt of any payment that constituted an excess parachute payment, as defined in Section 280G of the Internal Revenue Code, the executive would be entitled to a gross-up payment only if the aggregate excess parachute payments exceeded 120% of the respective Section 280G limit. The amount of the gross-up payment would place the executive in the same after-tax position he or she would have been in had no excise tax applied. Under the plan, Dana is required to reduce the executive’s change in control benefits by up to 20% of the Section 280G limit if doing so avoids imposition of the Section 280G excise tax for the executive.

In July 2009, executives who were eligible for the change in control benefit voluntarily waived the excise tax gross up provision. All named executive officers who were eligible for the benefit voluntarily waived the gross up provision with the exception of Mr. Yost whose terms of employment include this benefit. As a result, any eligible executive officers (other than Mr. Yost) would receive the better of the following change in control payments on an after-tax basis: i) change in control payment less excise tax (paid by executive), if the payment is deemed to be an excess parachute payment, and less other applicable income taxes or ii) change in control payment reduced to an amount such that an excise tax payment is not in effect, less other applicable income taxes. If the excess parachute amount is not triggered, the change in control payment is not affected by any excise tax.

Regular Severance Pay.  In the event any eligible executive officer, except our CEO, is involuntarily terminated by Dana without cause and such termination occurs prior to a change in control date, Dana will pay the executive an amount based on his or her annual base salary in effect on the date of termination for a period of 12 months. Our CEO (excluding Mr. Devine as Interim CEO) is entitled to receive an amount based on his annual base salary in effect on the date of termination for a period of 24 months. The Executive Severance Plan contains an offset provision to prevent executives with severance provisions under an employment agreement from receiving double benefits.

Additionally, the executive, except our CEO, for a period of 12 months beginning on the employment termination date will continue to participate in or receive reimbursement for (i) the employee assistance program; and (ii) reasonable costs of outplacement services, subject to a maximum amount of $25,000. Our CEO (excluding Mr. Devine as Interim CEO) will continue to participate in or receive reimbursement for (i) the employee assistance program; and (ii) reasonable costs of outplacement services, subject to a maximum amount of $50,000 for a period of 24 months beginning on the employment termination date.

In addition to the benefits provided above, the executive will receive a lump sum cash amount to allow, but not require, the employee to purchase additional coverage equal to a total of one year (two years for our CEO (excluding Mr. Devine as Interim CEO)) of subsidized COBRA.

James Sweetnam 2010 Severance

In connection with his departure in November 2010, Mr. Sweetnam was entitled to the following benefits under the term of his executive employment agreement:

•	a severance payment of $2,000,000 paid in monthly installments beginning in January 2011 through October 2012;

•	a prorated 2010 annual bonus;

•	a supplemental benefit of $733,333 payable in two equal installments on July 1, 2011 and July 1, 2012;

•	a series of cash installment payments sufficient to pay COBRA continuation premiums on a monthly basis (less the amount of the required monthly employee contribution);

•	a $50,000 payment in lieu of outplacement benefits;

•	a $25,000 payment as reimbursement for relocation costs; and

•	accelerated vesting of the stock option award and restricted stock unit award granted upon Mr. Sweetnam’s employment with Dana.

The following tables set forth the potential payments which would have been due to our named executive officers upon termination or a change of control as of December 31, 2010.

John Devine

The following table describes potential termination and change in control payments to Mr. Devine, Dana’s Executive Chairman and Interim CEO:

			Change in								Voluntary		Voluntary
	Change in		Control and						Termination		Termination		Termination
	Control and		Not						Without		with Good		w/o Good
Pay Element	Terminated		Terminated		Death		Disability		Cause		Reason		Reason

Cash Compensation
Base Salary(1)	$0		$0		$0		$0		$0		$0		$0
Annual Incentive Award(2)	$2,205,000		$2,205,000		$2,205,000		$2,205,000		$2,205,000		$2,205,000		$2,205,000
Long term Incentive
Stock Options	$8,789,722	(3)	$8,789,722	(3)	$8,789,722	(3)	$8,789,722	(3)	$8,789,722	(4)	$8,789,722	(4)	$8,789,722	(4)
Restricted Stock Units	$1,434,178	(5)	$1,434,178	(5)	$1,434,178	(5)	$1,434,178	(5)	$1,434,178	(6)	$1,434,178	(6)	$1,434,178	(6)
Performance Share Units	$1,434,178	(7)	$1,434,178	(7)	$1,434,178	(7)	$1,434,178	(7)	$1,434,178	(8)	$1,434,178	(8)	$1,434,178	(8)
Benefits and Perquisites
Health Insurance(9)	$0		$0		$0		$0		$0		$0		$0
Life Insurance Benefits					$1,040,000	(10)
Accrued Vacation(11)	$86,667		$0		$86,667		$86,667		$86,667		$86,667		$86,667
Total	$13,949,745		$13,863,078		$14,989,745		$13,949,745		$13,949,745		$13,949,745		$13,949,745

Footnotes:

(1)	Mr. Devine was entitled to receive his base salary through December 31, 2010.

(2)	Based on 2010 actual results.

(3)	All unvested stock options awards immediately vest and become exercisable. This value also includes previously exercisable (but unexercised) stock options and is based on the closing price of our common stock on December 31, 2010.

(4)	Mr. Devine was 66 years of age as of December 31, 2010. Pursuant to our Omnibus Plan, any termination, other than termination due to Change in Control, Disability, Death, or for Cause, constitutes a retirement. Therefore, Mr. Devine’s stock option awards continue to vest according to the original vesting schedule. This value is based on the closing price of our common stock on December 31, 2010.

(5)	As discussed in the “Option Exercises and Stock Vested” table, Mr. Devine received the second third of his 2008 restricted stock unit grant on October 31, 2010. The remaining 1/3 would immediately vest. This value is based on the closing price of our common stock on December 31, 2010 multiplied by the number of restricted stock units held.

(6)	Mr. Devine was 66 years of age as of December 31, 2010. Accordingly, any termination, other than termination due to Change in Control, Disability, Death, or for Cause, constitutes a retirement and Mr. Devine is entitled to 100% vesting of restricted stock units according to the original vesting schedule. This value is based on the closing price of our common stock on December 31, 2010.

(7)	As discussed in the “Option Exercises and Stock Vested” table above, Mr. Devine received the second third of his 2008 performance share unit grant on October 31, 2010. The remaining 1/3 would immediately vest. This value is based on the closing price of our common stock on December 31, 2010 multiplied by the number of performance share units held at target level.

(8)	Mr. Devine was 66 years of age as of December 31, 2009. Accordingly, any termination, other than termination due to Change in Control, Disability, Death, or for Cause, constitutes a retirement and Mr. Devine is entitled to 100% vesting of performance share units according to the original vesting schedule. This value is based on the closing price of our common stock on December 31, 2010 multiplied by the number of performance share units held at target level.

(9)	Mr. Devine elected to forego Dana-provided health benefits. In lieu of this benefit, Mr. Devine is entitled to a $1,000 contribution to his flexible healthcare spending account. Mr. Devine is not entitled to this benefit unless he uses it during his term of employment.

(10)	Mr. Devine is eligible for a life insurance benefit, available to all Dana salaried employees, in an amount equivalent to one-times his base salary.

(11)	For purposes of this table, we have assumed Mr. Devine did not take any vacation in 2010.

James Yost

The following table describes the potential termination and change in control payments to Mr. Yost, Dana’s Executive Vice President and Chief Financial Officer, under a variety of circumstances.

			Change in								Voluntary
	Change in		Control and								Termination
	Control		Not						Termination		with Good
Pay Element	and Terminated(1)		Terminated		Death		Disability		Without Cause		Reason

Cash Compensation
Base Salary	$0		$0		$624,000	(8)	$624,000	(8)	$624,000	(8)	$624,000	(8)
Annual Incentive Award(2)	$687,960		$687,960		$687,960		$687,960		$687,960		$687,960
Performance Cash Award(2)	$182,104		$182,104		$182,104		$182,104		$182,104		$182,104
Separation Payment	$1,454,391	(3)
Long term Incentive
Stock Options	$5,186,917	(4)	$5,186,917	(4)	$5,186,917	(4)	$5,186,917	(4)	$5,186,917	(4)	$5,186,917	(4)
Performance Shares	$1,316,169	(5)	$1,316,169	(5)	$1,316,169	(5)	$1,316,169	(5)	$1,316,169	(5)	$1,316,169	(5)
Benefits and Perquisites
Health, insurance, etc.(6)	$264		$0		$0		$0		$132		$132
Life Insurance Benefits	$0		$0		$624,000	(10)	$0		$0		$0
SERP(7)	$339,147		$0		$339,147		$339,147		$339,147		$339,147
Perquisites	$35,000		$0		$35,000	(11)	$35,000	(11)	$35,000	(11)	$35,000	(11)
Accrued Vacation(9)	$52,000		$0		$52,000		$52,000		$52,000		$52,000
Other
Outplacement	$25,000	(12)	$0		$0		$0		$25,000	(12)	$0
Total	$9,278,952		$7,373,150		$9,047,297		$8,423,297		$8,448,429		$8,423,429

Footnotes:

(1)	Change in control benefits available to Mr. Yost under our Executive Severance Plan.

(2)	Based on 2010 actual results.

(3)	Mr. Yost would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by 2 (total of $2,184,000). Since Mr. Yost’s change in control benefit exceeded the Section 280G excise tax limit, his severance payment was reduced to $1,454,391 based on best net treatment.

(4)	All unvested stock options awards immediately vest and become exercisable. This value also includes previously exercisable (but unexercised) stock options and is based on the closing price of our common stock on December 31, 2010.

(5)	The actual award credited vests in full. For purposes of this analysis, we have assumed that a target performance would be achieved for all award periods, and accordingly, an award would be earned for the third tranche of the 2008 performance share unit grant as well as all three performance periods (2010, 2011, and 2012) of the 2010 performance share unit grant based on the closing price of our common stock on December 31, 2010 which is reflected above.

(6)	Mr. Yost receives vision coverage provided by Dana. For a Change In Control, Mr. Yost would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of two years. Under all other termination scenarios, Mr. Yost would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of one year.

(7)	As described above in the “Nonqualified Deferred Compensation” table, Mr. Yost is a party to a SERP. He would receive the accumulated benefit credit to his plan pursuant to the terms of his SERP, except if he were terminated with cause. Under such a scenario, he would not receive any benefit.

(8)	Mr. Yost is entitled to receive an amount equal to 12 months of his base salary pursuant to the terms of his executive employment agreement.

(9)	For purposes of this table, we assumed Mr. Yost did not take any vacation in 2010.

(10)	Mr. Yost is eligible for a life insurance benefit, available to all Dana salaried employees, in an amount equivalent to one-times salary.

(11)	Mr. Yost is eligible to be paid his annual perquisite allowance pursuant the term of his executive employment agreement.

(12)	Mr. Yost is eligible for this benefit under the terms of our Executive Severance Plan.

Mark Wallace

The following table describes the potential termination and change in control payments to Mr. Wallace, Dana’s President — Heavy Vehicle Group, under a variety of circumstances.

			Change in
	Change in		Control and						Termination
Pay Element	Control(1)		Not Terminated		Death		Disability		Without Cause(1)

Cash Compensation
Base Salary	$0		$0		$0		$0		$465,750
Annual Incentive Award(2)	$479,257		$479,257		$479,257		$479,257		$479,257
Performance Cash Award(2)	$106,605		$106,605		$106,605		$106,605		$106,605
Separation Payment	$1,583,550	(3)	$0		$0		$0		$0
Long term Incentive
Stock Options	$1,953,818	(4)	$1,953,818	(4)	$1,953,818	(4)	$1,953,818	(4)	$0	(8)
Performance Shares	$604,398	(5)	$604,398	(5)	$298,989	(9)	$298,989	(9)	$298,989	(9)
Benefits and Perquisites
Health, insurance, etc.	$33,604	(7)	$0		$0		$0		$16,802	(10)
Life Insurance Benefits	$0		$0		$465,750	(6)	$0		$0
Perquisites	$0		$0		$0		$0		$0
Accrued Vacation(11)	$38,813		$0		$38,813		$38,813		$38,813
Other
Outplacement	$25,000		$0		$0		$0		$25,000
Total	$4,825,045		$3,144,078		$3,343,232		$2,877,482		$1,431,216

Footnotes:

(1)	The change in control benefits available to Mr. Wallace under our Executive Severance Plan.

(2)	Based on 2010 actual results.

(3)	Mr. Wallace would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by 2.

(4)	All unvested stock options awards immediately vest and become exercisable. This value also includes previously exercisable (but unexercised) stock options and is based on the closing price of our common stock on December 31, 2010.

(5)	The actual award credited vests in full. For purposes of this analysis, we have assumed that a target performance would be achieved for all award periods, and accordingly, an award would be earned for the third tranche of the 2008 performance share unit grant as well as all three performance periods (2010, 2011, and 2012) of the 2010 performance share unit grant based on the closing price of our common stock on December 31, 2010 which is reflected above.

(6)	Mr. Wallace is eligible for a life insurance benefit that is available to all Dana salaried employees which is equivalent to one-times his salary.

(7)	For a Change In Control, Mr. Wallace would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of two years.

(8)	Vested portion of award is exercisable until the earlier of six months after termination or end of normal term.

(9)	The actual award credited vests on a pro rata basis. For purposes of this analysis, we have assumed that a target performance would be achieved for the 2010 award period, and accordingly, an award would be earned for the 2010 performance period of the 2008 performance share unit grant as well the 2010 performance period of the 2010 performance share unit grant based on the closing price of our common stock on December 31, 2010 which is reflected above.

(10)	Mr. Wallace would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of one year.

(11)	For purposes of this table, we assumed Mr. Wallace did not take any vacation in 2010.

Martin Bryant

The following table describes the potential termination and change in control payments to Mr. Bryant, Dana’s President — Light Vehicle Group, under a variety of circumstances.

			Change in
	Change in		Control and						Termination
Pay Element	Control(1)		Not Terminated		Death		Disability		Without Cause(1)

Cash Compensation
Base Salary	$0		$0		$0		$0		$465,750
Annual Incentive Award(2)	$479,257		$479,257		$479,257		$479,257		$479,257
Performance Cash Award(2)	$106,605		$106,605		$106,605		$106,605		$106,605
Separation Payment	$1,583,550	(3)	$0		$0		$0		$0
Long term Incentive
Stock Options	$1,851,765	(4)	$1,851,765	(4)	$1,851,765	(4)	$1,851,765	(4)	$61,329	(8)
Performance Shares	$519,036	(5)	$519,036	(5)	$213,628	(9)	$213,628	(9)	$213,628	(9)
Benefits and Perquisites
Health, insurance, etc.	$47,252	(7)	$0		$0		$0		$23,626	(10)
Life Insurance Benefits	$0		$0		$465,750	(6)	$0		$0
Perquisites	$0		$0		$0		$0		$0
Accrued Vacation(11)	$38,813		$0		$38,813		$38,813		$38,813
Other
Outplacement	$25,000		$0		$0		$0		$25,000
Total	$4,651,278		$2,956,663		$3,155,818		$2,690,068		$1,414,008

Footnotes:

(1)	The change in control benefits available to Mr. Bryant under our Executive Severance Plan.

(2)	Based on 2010 actual results.

(3)	Mr. Bryant would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by 2.

(4)	All unvested stock options awards immediately vest and become exercisable. This value also includes previously exercisable (but unexercised) stock options and is based on the closing price of our common stock on December 31, 2010.

(5)	The actual award credited vests in full. For purposes of this analysis, we have assumed that a target performance would be achieved for all award periods, and accordingly, an award would be earned for the third tranche of the 2008 performance share unit grant as well as all three performance periods (2010, 2011, and 2012) of the 2010 performance share unit grant based on the closing price of our common stock on December 31, 2010 which is reflected above.

(6)	Mr. Bryant is eligible for a life insurance benefit that is available to all Dana salaried employees which is equivalent to one-times his salary.

(7)	For a Change In Control, Mr. Bryant would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of two years.

(8)	Vested portion of award is exercisable until the earlier of six months after termination or end of normal term.

(9)	The actual award credited vests on a pro rata basis. For purposes of this analysis, we have assumed that a target performance would be achieved for the 2010 award period, and accordingly, an award would be earned for the 2010 performance period of the 2008 performance share unit grant as well the 2010 performance period of the 2010 performance share unit grant based on the closing price of our common stock on December 31, 2010 which is reflected above.

(10)	Mr. Bryant would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of one year.

(11)	For purposes of this table, we assumed Mr. Bryant did not take any vacation in 2010.

Robert Marcin

The following table describes potential termination and change in control payments to Mr. Marcin, Dana’s Executive Vice President and Chief Administrative Officer, under a variety of circumstances pursuant to his January 2009 Executive Employment Agreement:

											Voluntary		Voluntary
	Change in		Change in						Termination		Termination		Termination
	Control and		Control and						Without		with Good		w/o Good
Pay Element	Terminated		Not Terminated		Death		Disability		Cause		Reason		Reason

Cash Compensation
Base Salary	$556,200	(1)	$0		$0		$0		$556,200	(1)	$556,200	(1)	$0
Annual Incentive Award(2)	$613,211		$613,211		$613,211		$613,211		$613,211		$613,211		$613,211
Performance Cash Award(2)	$143,222		$143,222		$143,222		$143,222		$143,222		$143,222		$143,222
Long term Incentive
Stock Options	$4,476,844	(3)	$4,476,844	(3)	$4,476,844	(3)	$4,476,844	(3)	$4,476,844	(6)	$4,476,844	(6)	$4,476,844	(6)
Restricted Stock Units	$179,277	(4)	$179,277	(4)	$179,277	(4)	$179,277	(4)	$179,277	(7)	$179,277	(7)	$179,277	(7)
Performance Shares	$1,281,766	(5)	$1,281,766	(5)	$1,281,766	(5)	$1,281,766	(5)	$1,281,766	(8)	$1,281,766	(8)	$1,281,766	(8)
Benefits and Perquisites
Health Insurance(9)	$16,716		$0		$0		$0		$16,716		$16,716		$16,716
Life Insurance Benefits					$556,200	(11)
Accrued Vacation(10)	$45,000		$0		$45,000		$45,000		$45,000		$45,000		$45,000
Other
Outplacement	$0		$0		$0		$0		$25,000	(12)	$0		$0
Total	$7,312,236		$6,694,320		$7,295,520		$6,739,320		$7,337,236		$7,312,236		$6,756,036

Footnotes:

(1)	Mr. Marcin is entitled to receive an amount equal to 12 months of his base salary.

(2)	Based on 2010 actual results.

(3)	All unvested stock options awards immediately vest and become exercisable. This value also includes previously exercisable (but unexercised) stock options and is based on the closing price of our common stock on December 31, 2010.

(4)	As discussed in the “Option Exercises and Stock Vested” table, Mr. Marcin received the second third of his 2008 restricted stock unit grant on October 31, 2010. The remaining 1/3rd would immediately vest. This value is based on the closing price of our common stock on December 31, 2010 multiplied by the number of restricted stock units held.

(5)	The actual award credited vests in full. For purposes of this analysis, we have assumed that a target performance would be achieved for all award periods, and accordingly, an award would be earned for the third tranche of the 2008 performance share unit grant as well as all three performance periods (2010, 2011, and 2012) of the 2010 performance share unit grant based on the closing price of our common stock on December 31, 2010 which is reflected above.

(6)	Mr. Marcin was 65 years of age as of December 31, 2010. Per our Omnibus Plan, he is entitled to 100% vesting of stock options according to the original vesting schedule and any termination, other than termination due to Change in Control, Disability, Death or for Cause, constitutes a retirement. This value is based on the closing price of our common stock on December 31, 2010.

(7)	Mr. Marcin was 65 years of age as of December 31, 2010. Per our Omnibus Plan, he is entitled to 100% vesting of restricted stock units according to the original vesting schedule and any termination, other than termination due to Change in Control, Disability, Death or for Cause, constitutes a retirement. This value is based on the closing price of our common stock on December 31, 2010.

(8)	Mr. Marcin was 65 years of age as of December 31, 2010. Per our Omnibus Plan, he is entitled to 100% vesting of performance shares according to the original vesting schedule and any termination, other than termination due to Change in Control, Disability, Death or for Cause, constitutes a retirement. This value is based on the closing price of our common stock on December 31, 2010.

(9)	Mr. Marcin would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of one year.

(10)	For purposes of this table, we assumed Mr. Marcin did not take any vacation in 2010.

(11)	Mr. Marcin is eligible for a life insurance benefit that is available to all Dana salaried employees which is equivalent to one-times his salary.

(12)	Mr. Marcin is eligible for this benefit under the terms of our Executive Severance Plan.

TRANSACTIONS OF EXECUTIVE OFFICERS WITH DANA

None of the executive officers of Dana or members of their immediate families or entities with which they have a position or relationship had any transactions with Dana since January 1, 2010.

For information on procedures and policies for reviewing transactions between Dana and its executive officers, their immediate family members and entities with which they have a position or relationship, see “Director Independence and Transactions of Directors with Dana — Review of Transactions with Related Persons.”

PROPOSAL I SUBMITTED FOR YOUR VOTE

ELECTION OF DIRECTORS

Under our Bylaws, each director will hold office on the Board until the election and qualification of a successor at an annual meeting of shareholders or until his earlier resignation, disqualification, removal, death or other cause.

Election of Three Board Members by Series A Preferred Holders

Pursuant to our Restated Certificate of Incorporation and the Shareholders Agreement dated January 31, 2008, among Dana and Centerbridge (Shareholders Agreement), as long as shares of Series A Preferred having an aggregate Series A Liquidation Preference (as defined in the Shareholders Agreement) of at least $125 million are owned by Centerbridge, our Board will consist of nine members and Centerbridge will be entitled, voting as a separate class, to elect three directors at each meeting of shareholders held for the purpose of electing directors, at least one of whom must be “independent” of both Dana and Centerbridge, as defined under the rules of the NYSE. In case of any removal, either with or without cause, of a director elected by the holders of the shares of Series A Preferred, the holders of the shares of Series A Preferred will be entitled, voting as a separate class, either by written consent or at a special meeting or next regular meeting, to elect a successor to hold office for the unexpired term of the director who has been removed. Please note that due to the recent resignation of Mr. Sweetnam, the Board currently consists of eight directors. The Board is actively seeking to identify an appropriately qualified individual to fill this open position.

Centerbridge has indicated to Dana that it intends to elect Mark T. Gallogly, David P. Trucano and Mark A. Schulz as members of our Board of Directors at this year’s Annual Meeting of Shareholders. Each of the nominees has consented to his nomination and has agreed to serve as a director of Dana, if elected.

Election of Directors

Series A Nominee for Election to Board of Directors

In addition, pursuant to the Shareholders Agreement, prior to any shareholder meeting where directors will be elected, Dana must establish a nominating committee (the Series A Nominating Committee) which is separate from the Nominating and Corporate Governance Committee of our Board. The Series A Nominating Committee consists of three directors, two of whom are Centerbridge designated directors. The Series A Nominating Committee is entitled to nominate one director for election by our shareholders (Series A Nominee); provided, however, that, in order for such nomination to be effective, the nomination by the Series A Nominating Committee must be unanimously approved by members of the Series A Nominating Committee. To the extent the members of the Series A Nominating Committee are unable to unanimously agree on the identity of a Series A Nominee on or before the latest time at which Dana can reasonably meet its obligations with respect to printing and mailing a proxy statement for an annual meeting of our shareholders, the Board will designate a committee of all of the independent directors, which committee will, by a majority vote, select an individual nominee for the Board seat. Each Series A Nominee will, at all times during his or her service on the Board, be qualified to serve as a director of Dana under any applicable law, rule or regulation imposing or creating standards or eligibility criteria for individuals serving as directors of organizations such as Dana and will be an independent director.

Each elected Series A Nominee will serve until his or her successor is elected and qualified or until his or her earlier resignation, retirement, disqualification, removal from office or death. If any Series A Nominee ceases to be a director of Dana for any reason, Dana will promptly use its best efforts to cause a person designated by the Series A Nominating Committee to replace such director.

The Series A Nominating Committee consisted of Mark T. Gallogly, David P. Trucano and John M. Devine. The Series A Nominating Committee has selected Richard F. Wallman as its nominee to be elected to our Board of Directors. Mr. Wallman has consented to his nomination and has agreed to serve as a director of Dana, if elected.

Election of Majority of Members of Dana’s Board of Directors

The majority of the members of our Board are elected by the holders of shares of common stock and any other class of capital stock entitled to vote in the election of directors (including the Series A Preferred and Series B Preferred), voting together as a single class at each meeting of shareholders held for the purpose of electing directors. Our Board currently consists of eight directors due to of the recent resignation of Mr. Sweetnam from our Board. This year you are voting on five candidates for the Board of Directors. The Board is actively evaluating a director candidate for the vacant position created when Mr. Sweetnam resigned. Once the Board identifies an appropriately qualified individual, it will appoint the new Board member at that time. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the current Directors for election: John M. Devine, Terrence J. Keating, Joseph C. Muscari and Keith E. Wandell as well as Richard F. Wallman who is the Series A Nominee. Each of the nominees has consented to his nomination and has agreed to serve as a director of Dana, if elected.

The Board has adopted Director Selection and Retention Guidelines. Under these Guidelines, the Board identifies individuals qualified to become members of the Board and elects candidates to fill new or vacant positions. Potential candidates for Board positions are identified through a variety of means, including individuals identified by the Nominating and Corporate Governance Committee, the use of search firms, recommendations of Board members, recommendations of executive officers and properly submitted shareholder recommendations. Potential candidates for nomination as director candidates must provide written information about their qualifications and participate in interviews conducted by individual Board members. Candidates are evaluated using the guidelines described below to determine their qualifications based on the information supplied by the candidates and information obtained from other sources.

The Board will consider shareholder recommendations for directors that meet the criteria set forth below. The Board makes no distinctions in evaluating nominees for positions on the Board based on whether or not a nominee is recommended by a shareholder, provided that the procedures with respect to nominations are followed. As stated above, shareholders who wish to have their recommendations for director nominee considered must comply with applicable laws and regulations, as well as Dana’s Restated Certificate of Incorporation, Bylaws and Shareholders Agreement. Shareholders who wish Dana to consider their recommendations for nominees for the position of director should submit their recommendations in writing to Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio 43537, Attention: Corporate Secretary, by the deadline set forth in the ‘Questions and Answers’ section above.

Neither Dana’s Board nor the Nominating and Corporate Governance Committee has adopted a specific diversity policy with respect to indentifying nominees for director. However, Dana has established criteria it considers when it is evaluating a potential candidate. Criteria for assessing nominees include a potential nominee’s ability to represent the long term interests of Dana. Minimum qualifications for a director nominee are experience in those areas that the Board determines are necessary and appropriate to meet the needs of Dana, including leadership positions in public companies, large or middle market businesses, or not-for-profit, governmental, professional or educational organizations. For those proposed director nominees who meet the minimum qualifications, the Board assesses the proposed nominee’s specific qualifications, evaluates his or her independence (including, but not limited to, independence related to Dana, other Board members and shareholders), and considers other factors, including skills, business segment representation, geographic location, diversity, standards of integrity, memberships on other boards (with a special focus on director interlocks), and ability and willingness to commit to serving on the Board for an extended period of time and to dedicate adequate time and attention to the affairs of Dana as necessary to properly discharge his or her duties. Additionally, the Board considers whether each nominee would be considered a “financial expert” or “financially literate” as described in applicable listing standards, legislation and our Audit Committee guidelines.

Additionally, our Corporate Governance Guidelines, Standards of Business Conduct for Members of the Board of Directors, Related-Party Transactions Policy and the Director Independence Standards are considered prior to making a recommendation to the Board for approval of a nominee. Each of these documents is available on Dana’s website at www.dana.com.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR.

INFORMATION ABOUT THE NOMINEES AND SERIES A PREFERRED DIRECTORS

Our Board currently has seven non-management directors and one management director. All of our directors are elected annually serving a one-year term expiring at the next annual meeting of shareholders. The following section provides information as of March 7, 2011 about each nominee for election as a Director and each of the three Series A Preferred Directors to be elected separately by Centerbridge. The information provided includes the age of each individual; the individual’s principal occupation and special qualifications; employment and business experience during the past five years, including employment with Dana; other public company or registered investment company directorships held during the past five years; and the year in which the director became a director of Dana.

NOMINEES FOR DIRECTOR

JOHN M. DEVINE	Director since 2008

Mr. Devine, 66, has been Executive Chairman and Interim Chief Executive Officer since November 2010. He previously served as our Executive Chairman from July 2009 to November 2010, our Chairman, Chief Executive Officer and President from January 2009 to July 2009, our Executive Chairman from January 2008 to December 2008 and our Acting Chief Executive Officer from February 2008 until April 2008. Mr. Devine was Vice Chairman of General Motors from January 2001 to June 2006 and served as its Chief Financial Officer from January 2001 to December 2005. Mr. Devine is also a board member of Amerigon Incorporated.

Mr. Devine’s experience as Vice Chairman of General Motors Corporation as well as Chief Financial Officer of both GM and Ford Motor Company in addition to over 30 years of experience in the automotive industry in general provides the Board with a unique wealth of knowledge to utilize in decision-making with respect to all facets of Dana.

TERRENCE J. KEATING	Director since 2008

Mr. Keating, 61, was Chairman of Accuride Corporation, a manufacturer and supplier of commercial vehicle components, from January 2007 until January 2009. He initially was elected as a director of Accuride in April 2002. Mr. Keating served as Chief Executive Officer of Accuride from April 2002 to December 2006 and was President of Accuride from April 2002 to December 2005. Mr. Keating is also a board member of A. M. Castle & Co.

Mr. Keating’s background as a former Chairman and Chief Executive Officer of a public company in the commercial vehicle market provides the Board the perspective of a retired, seasoned executive with knowledge of business operations in the heavy duty market as well as the automotive market. Dana’s Board also utilizes Mr. Keating’s public company board experience.

JOSEPH C. MUSCARI	Director since 2010

Mr. Muscari, 64, has been Chairman and Chief Executive Officer of Minerals Technologies Inc. (MTI), a global mineral company, since March 2007 and a Director of MTI since February 2005. For the prior 37 years, Mr. Muscari was employed at Alcoa Inc., the world’s leading producer of primary aluminum, fabricated aluminum, and alumina, where he held a number of executive positions. He most recently served as Executive Vice President and Chief Financial Officer from January 2006 to January 2007. Mr. Muscari is also a board member of EnerSys.

As a current Chief Executive Officer of a global mineral company and with over 40 years of total experience in this industry, Mr. Muscari brings to our Board unique insight into the commodities markets. His substantial oversight of international business and operational units aligns with many challenges faced by Dana.

KEITH E. WANDELL	Director since 2008

Mr. Wandell, 61, has been President and Chief Executive Officer of Harley-Davidson, Inc., a global motorcycle manufacturer since May 2009. He previously served as President and Chief Operating Officer of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions, from July 2006 until May 2009. He was Executive Vice President of Johnson Controls from August 2003 to July 2006 and President of its Automotive & Battery Division from August 2003 to July 2006. Mr. Wandell is also a board member of Harley-Davidson, Inc.

Mr. Wandell is currently Chief Executive Officer of one of the world’s largest motorcycle manufacturers, bringing to our Board the perspective of a leader facing a set of current external economic, social and governance issues similar to those faced by Dana.

RICHARD F. WALLMAN	Director since 2010

Mr. Wallman, 59, is retired. From 1995 through 2003, Mr. Wallman served as the Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc. (prior to its merger with Honeywell). Mr. Wallman is also a member of the boards of directors of Ariba, Inc., Charles River Laboratories International, Inc., Convergys Corporation, Roper Industries Inc. and Tornier NV and in the past five years has served as a member of the boards of Avaya, Inc., Lear Corporation, Hayes-Lemmerz International, Inc. and ExpressJet Holdings, Inc.

Mr. Wallman’s extensive leadership experience, including Chief Financial Officer experience, and outside board experience, provide him with an informed understanding of the financial issues and risks that affect Dana. Mr. Wallman has served and currently serves on the boards of other global public companies, bringing different perspectives for our Board to consider.

DIRECTORS TO BE ELECTED BY SERIES A PREFERRED SHAREHOLDERS

MARK T. GALLOGLY	Director since 2008

Mr. Gallogly, 55, has been a Managing Principal of Centerbridge Partners, L.P., a multi-strategy private investment firm, since September 2005.

Mr. Gallogly’s background as an investment banker and private equity professional with transactional experience in connection with a variety of industries provides a unique perspective to the Board. Mr. Gallogly has also served on the boards of other public companies, utilizing that experience to offer alternative approaches to decisions our Board faces.

DAVID P. TRUCANO	Director since 2009

Mr. Trucano, 40, has been Managing Director of Centerbridge Partners, L.P., a multi-strategy private investment firm, since April 2007. From July 2004 to February 2007, he served as a Vice President at Goldman, Sachs & Co., a bank holding company.

Mr. Trucano’s experience in financial restructuring transactions brings added-value to the Board. In addition, the Board is able to utilize Mr. Trucano’s extensive knowledge and relationships with banks and other financial institutions.

MARK A. SCHULZ	Director since 2008

Mr. Schulz, 58, is currently Chief Executive Officer of M.A. Schulz & Associates, LLC. (management consulting firm) and a Founding Partner of Fontinalis Partners (transportation technology strategic investment firm). He retired from the Ford Motor Company in 2007 where he most recently served as the President of International Operations. Mr. Schulz spent 32 years at Ford in a variety of global roles. Mr. Schulz serves as a member of several boards, including the National Committee of United States-China Relations, the United States-China Business Council, and the National Bureau of Asian Research. He is also a member of the International Advisory Board for the President of the Republic of the Philippines. Mr. Schulz previously served as a board member of YRC Worldwide Inc.

Mr. Schulz’s over three decades of experience in manufacturing, engineering, marketing/sales and general management experience at Ford Motor Company, combined with his chairmanship of the Mazda Motor Corp. Advisory Board and his management responsibilities for Volvo Motors, Jaguar, LandRover, and Aston Martin Corporation, provides the Board with significant, relevant management expertise and a global perspective.

CORPORATE GOVERNANCE

Our Board of Directors has established guidelines that it follows in matters of corporate governance. Our Corporate Governance Guidelines describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, compensation of directors and executive succession planning. The following summary provides highlights of those guidelines. A complete copy of our Corporate Governance Guidelines is available online at http://www.dana.com.

Role of Board

The business of Dana is conducted by its employees, managers and corporate officers led by our CEO, with oversight from the Board. The Board selects the CEO and works with the CEO to elect/appoint other corporate officers who are charged with managing the business of Dana. The Board has the responsibility of overseeing, counseling and directing the corporate officers to ensure that the long term interests of Dana and its shareholders are being served. The Board and the corporate officers recognize that the long term interests of Dana and its shareholders are advanced when they take into account the concerns of employees, customers, suppliers and communities.

Responsibilities of the Board

The basic responsibility of our directors is to exercise their reasonable business judgment on behalf of Dana. In discharging this obligation, directors rely on, among other things, Dana’s corporate officers, outside advisors and auditors.

Pursuant to the Board’s general oversight responsibilities, among other things, the Board:

•	Evaluates the CEO’s performance and reviews Dana’s succession plan for the CEO and other officers;

•	Reviews the long-range business plans of Dana and monitors performance relative to achievement of those plans;

•	Considers long-range strategic issues and risks to Dana; and

•	Approves policies of corporate conduct that continue to promote and maintain the integrity of Dana.

In addition, the Board evaluates the content and operation of Dana’s ethics and compliance program, and exercises reasonable oversight with respect to its implementation and effectiveness.

Executive Sessions of the Board

Executive sessions of our non-management directors are held, without Dana management, in conjunction with each regularly scheduled Board meeting and between such Board meetings as requested, from time to time, by the Lead Independent Director or other non-management directors. These sessions are chaired by the Lead Independent Director.

Lead Independent Director

Our Board annually appoints a lead director from among the independent directors (currently Mr. Wandell) (the Lead Independent Director). The Lead Independent Director may call meetings of the independent directors from time to time, and has the following duties and responsibilities:

•	to preside at all meetings of the Board at which the Executive Chairman is not present, including any executive sessions of the independent directors;

•	to serve as the liaison between the Executive Chairman and the independent directors;

•	to coordinate the activities of the independent directors;

•	to develop the agenda for the executive sessions and other meetings of the independent directors;

•	to advise the Executive Chairman regarding the timing, scheduling, structuring, and agenda of Board meetings;

•	to consult with and provide feedback to the Executive Chairman regarding matters discussed in executive sessions and other Board matters as appropriate;

•	to advise the Executive Chairman regarding the flow of information from management to the Board; and

•	to be available to the independent directors for discussion of Board or other matters.

Access to Management and the Independent Auditors

Our non-management directors may meet with senior management, other employees and the independent auditors at any time, either separately or jointly, as they deem appropriate. Senior personnel of Dana and of the independent auditors regularly attend portions of our Board and Committee meetings, and other personnel may be invited to attend particular meetings where appropriate.

Board Performance Assessment

The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. Our Nominating and Corporate Governance Committee reviews the self-evaluation process. An annual report is made to the Board on the assessment of the performance of the Board and its committees. The assessment evaluates the contribution of the Board and its committees to Dana and specifically focuses on areas in which the Board or management believes that the Board or its committees could improve.

SELECTION OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER; SUCCESSION PLANNING

On an interim basis, our Board has combined the role of Chairman of the Board and the role of CEO as the result of the recent resignation of our former CEO Mr. Sweetnam. Mr. Devine, our current Executive Chairman and Interim CEO, has served as our Executive Chairman since Dana exited from bankruptcy in January 2008. In addition, during this period, he has also served as acting CEO on two separate occasions as the Board conducted a search for a permanent CEO. The Board currently believes combining these two positions on an interim basis provides an efficient and effective leadership model for Dana. As the Board conducts its search for a long term CEO, Mr. Devine, a seasoned automotive veteran, is able to provide a wealth of knowledge and experience in addition to the unique ability to assume the role of CEO immediately, allowing the Board to focus on its CEO search. Importantly, Mr. Devine provides stability and continuity at

Dana during this transition period. To assure effective independent oversight, as described above, our Board has adopted a number of governance practices, including:

•	a strong, independent, clearly-defined Lead Independent Director role;

•	regular executive sessions of the independent directors without management; and

•	annual performance evaluations of the Executive Chairman and CEO by the independent directors.

Our Board recognizes no single leadership model is right for all companies and at all times. Our Board believes that depending on the circumstances, other leadership models might be appropriate. As a result, our Board periodically reviews its leadership structure.

A key responsibility of the CEO and our Board is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels of Dana. Each year, succession planning reviews are held at every significant organizational level of Dana, culminating in a full review of senior leadership talent. During this review, the CEO and the Board discuss future candidates for senior leadership positions, succession timing for those positions, and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which Dana makes ongoing leadership assignments.

RISK OVERSIGHT

Dana maintains a risk management program overseen by our executive committee. In particular, our Executive Vice President and Chief Financial Officer; Vice President, Audit; and Senior Vice President, General Counsel and Secretary have responsibility for this area. In addition, our Product Group Presidents and functional leads oversee strategic and operational risks. Risks are identified and prioritized by our management, and each of these risks is reviewed by the Audit Committee or the entire Board. For example, strategic risks are overseen by the entire Board and financial risks are overseen by our Audit Committee. Management regularly reports on each such risk to our entire Board or Audit Committee. Additional review or reporting on risks is conducted as needed or as requested by the Board or any committee. Also, our Compensation Committee periodically reviews the most important risks to ensure that compensation programs do not encourage excessive risk-taking and has implemented several mechanisms to avoid such risk taking behavior, as detailed in the “Mitigation of Potential Risk in Pay Programs” and “Clawback Provisions” sections above.

COMMITTEES AND MEETINGS OF DIRECTORS

The Board has several committees, as set forth in the following chart and described below. The names of the directors serving on the committees and the committee chairs are also set forth in the chart. The current terms of the various committee members expire in April 2011.

Nominating and
Audit	Compensation	Corporate Governance Committee

Wallman, Richard F.(1)	Wandell, Keith E.(1)	Gallogly, Mark T.(1)
Keating, Terrence J.	Muscari, Joseph C.	Keating, Terrence J.
Schulz, Mark A.	Schulz, Mark A.	Wandell, Keith E.
Trucano, David P.	Trucano, David P.
York Jerome M.(2)	York Jerome M.(2)

(1)	Chairman

(2)	Mr. York served as Chairman of our Audit Committee and a member of the Compensation Committee until his unexpected death in March 2010.

Audit Committee.  As provided in its Board-adopted written charter, this committee consists solely of members who are outside directors and who meet the independence and experience requirements of applicable rules of the NYSE and the SEC with respect to audit committee members. This committee is responsible, among other things, for providing assistance to the Board by overseeing: (i) the integrity of Dana’s financial statements; (ii) Dana’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of Dana’s internal audit function and independent registered public accounting firm; and (v) the preparation of the “Audit Committee Report” found in this proxy statement. None of the members of the Audit Committee serves on the audit committees of more than four public companies. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of those independence requirements established from time to time by the Board and the SEC and the listing standards of the New York Stock Exchange (see “Director Independence and Transactions of Directors with Dana” section in this proxy statement). The current members of our Audit Committee are Mr. Wallman (Chairman), Mr. Keating, Mr. Schulz and Mr. Trucano. Our Board has determined that Mr. Wallman is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act. A current copy of the charter of the Audit Committee is available to security holders on Dana’s website at www.dana.com. The Audit Committee met seven times in 2010.

Compensation Committee.  This committee establishes Dana’s executive compensation policies and programs, administers Dana’s 401(k), stock, incentive, and retirement plans and monitors compliance with laws and regulations applicable to the documentation and administration of Dana’s employee benefit plans, among other things. The Board of Directors has determined that all of the members of the Compensation Committee are independent, pursuant to independence requirements established from time to time by the Board and the listing standards of the New York Stock Exchange (see the “Director Independence and Transactions of Directors with Dana” section in this proxy statement). A current copy of the charter of the Compensation Committee is available to security holders on Dana’s website at www.dana.com. The Compensation Committee met four times in 2010. See the “Compensation Discussion and Analysis” section above for more information.

Nominating and Corporate Governance Committee.  This committee monitors the effectiveness of the Board and oversees corporate governance issues. Among its various other duties, this committee reviews and recommends to the full Board candidates to become Board members, develops and administers performance criteria for members of the Board, and oversees matters relating to the size of the Board, its committee structure and assignments, and the conduct and frequency of Board meetings. The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent, pursuant to independence requirements established from time to time by the Board and the listing standards of the New York Stock Exchange (see the “Director Independence and Transactions of Directors with Dana” section of this proxy statement). A current copy of the charter of the Nominating and Corporate Governance Committee is available to security holders on Dana’s website at www.dana.com. The Nominating and Corporate Governance Committee met three times in 2010.

Board and Committee Meetings.  There were eight regular meetings of the Board and fourteen meetings of the various committees of the Board, and no unanimous written consents, during 2010. All directors attended at least seventy-five percent (75%) of the aggregate number of meetings held by the Board and all the committees of the Board on which the respective directors served. Dana expects all of its directors to attend the Annual Meeting except in cases of illness, emergency or other reasonable grounds for non-attendance.

NON-MANAGEMENT DIRECTORS AND COMMUNICATION WITH THE BOARD

The non-management directors meet at regularly scheduled executive sessions without management. Keith E. Wandell is the lead director at such sessions. Interested parties may communicate directly with Mr. Wandell or with the non-management directors as a group by sending written correspondence, delivered via United States mail or courier service, to: Secretary of the Board, Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio, 43537, Attn: Non-Management Directors. Alternatively, shareholders may send communications to the full Board by sending written correspondence, delivered via United States mail or courier service, to: Secretary of the Board, Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio, 43537, Attn: Full Board of Directors. The Board of Directors’ current practice is that the Secretary may relay proper communications received to the lead director in the case of communications to non-management directors, and to the Executive Chairman of the Board in the case of communications to the full Board.

DIRECTOR INDEPENDENCE AND TRANSACTIONS OF DIRECTORS WITH DANA

Independence and Transactions of Directors

The Board of Directors has determined that all non-management directors, constituting 87.5% of the full Board of Directors of Dana, are independent within the meaning of the listing standards of the NYSE. Our Board determines whether each director qualifies as an “independent director” when first elected to the Board and annually thereafter. To assist in making these determinations of independence, Dana adopted categorical standards set forth in our Director Independence Standards, a current copy of which is available to security holders on Dana’s website at www.dana.com.

Under our Director Independence Standards, if a director has a relationship with Dana (either directly or as a partner, shareholder or officer of an organization that has a relationship with Dana), the Board considers all relevant facts and circumstances in determining whether the relationship will interfere with the exercise of the director’s independence from Dana and our management, taking into account, among other things, the significance of the relationship to Dana, to the director, and to the persons or organizations with which the director is affiliated.

In connection with making its director independence determinations, the Board specifically considered the following relationships and transactions:

David P. Trucano is a member of our Board of Directors and also is an employee of Centerbridge. Mark T. Gallogly is also a member of our Board of Directors and is a Managing Principal and owner of an equity interest in Centerbridge. As described above, Centerbridge is a Dana shareholder, is entitled to elect three directors to our Board and has certain approval rights set forth in our Restated Certificate of Incorporation and the Shareholders Agreement.

The Board has affirmatively determined that the following directors, constituting a majority of our Board of Directors, meet the categorical standards for independence and that such directors have no material relationship with Dana (either directly or as a partner, shareholder or officer of an organization that has a relationship with Dana) other than as a director: Mark T. Gallogly, Terrence J. Keating, Joseph C. Muscari, Mark A. Schulz, David P. Trucano, Keith E. Wandell and Richard F. Wallman. The Board has further determined that John M. Devine is not independent because he is an employee of Dana.

Review of Transactions With Related Persons

Dana has procedures and policies for reviewing transactions between Dana and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

Annually, each director and executive officer is required to complete a director, director nominee and executive officer questionnaire, and each non-management director is required to complete an independence certification. Both of these documents elicit information about related person transactions. The Nominating and Corporate Governance Committee and the Board of Directors annually review the transactions and relationships disclosed in the questionnaire and certification, prior to the Board of Directors making a formal determination regarding the directors’ independence. To assist them in their review, the Nominating and Corporate Governance Committee and the Board of Directors use the categorical standards found in Dana’s Director Independence Standards, as discussed above.

In order to monitor transactions that occur between the annual reviews, the independence certification also obligates the directors to immediately notify our General Counsel in writing if they discover that any statement in the certification was untrue or incomplete when made, or if any statement in the certification becomes subsequently untrue or incomplete. Likewise, under our Standards of Business Conduct for the Board of Directors, any situation that involves, or may involve, a conflict of interest with Dana is required to be promptly disclosed to the Executive Chairman of the Board, who will consult with the Chairman of the Nominating and Corporate Governance Committee. Executive officers are bound by the Standards of Business Conduct for Employees.

Our Board has adopted a Related-Party Transactions Policy that sets forth standards with respect to related party transactions with Dana or our subsidiaries. A current copy of this policy is available to shareholders on Dana’s website at www.dana.com.

Under the Related-Party Transactions Policy, (i) a director, nominee for director or executive officer of Dana (since the beginning of the last fiscal year), (ii) any beneficial holder of greater than five percent (5%) of Dana’s voting securities or (iii) any immediate family member of any of the foregoing, are required to seek the prior approval of the Audit Committee of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may reasonably be expected to exceed $120,000 in any calendar year, (ii) Dana, or any of its subsidiaries is a participant, and (iii) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

In making its determination, the Audit Committee considers such factors as (i) the extent of the related party’s interest in the interested transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the interested transaction are fair to Dana and no less favorable than terms generally available in unaffiliated third-party transactions under like circumstances, (iv) whether the interested transaction would impair the independence of an outside director, (v) the benefit to Dana, and (vi) whether the interested transaction is material, taking into account: (a) the importance of the interest to the related party, (b) the relationship of the related party to the interested transaction and of the related parties to each other, (c) the dollar amount involved, and (d) the significance of the transaction to Dana’s investors in light of all the circumstances.

Notwithstanding the foregoing, our Board may determine certain interested transactions deemed to be pre-approved, even if the aggregate amount involved will exceed $120,000. Those pre-approved transactions are described in the Related-Party Transactions Policy.

All interested transactions, except those pre-approved, must be disclosed in Dana’s applicable SEC filings as and to the extent required by applicable SEC rules and regulations.

The questionnaire, certification, Standards of Director Independence, Standards of Business Conduct for the Board of Directors, Standards of Business Conduct for Employees, and Related-Party Transactions Policy are all in writing.

The Board specifically considered the following relationships and transactions in 2010:

David P. Trucano is a member of our Board of Directors and also is an employee of Centerbridge. Mark T. Gallogly is also a member of our Board of Directors and also is a Managing Principal and owner of an equity interest in Centerbridge. As previously disclosed, Centerbridge owns 2.5 million shares of our Series A Preferred.

In March 2008, Dana and Centerbridge agreed to jointly employ an individual selected by Centerbridge. This individual worked directly with our senior management and Centerbridge’s team as a leader in implementing our Dana Operating System. During this project, he commuted from his out of state residence to our headquarters, where he spent four days per week less any days spent traveling to other company locations. The salary paid to this individual during 2010 was $117,000 and he received a discretionary bonus of $562,500. Compensation paid and expense reimbursement to this employee was shared by Centerbridge which paid 10% and 90% paid directly by Dana. This relationship terminated during 2010.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2010, Messrs. Wandell, Muscari, Schulz and Trucano served as members of the Compensation Committee. Mr. York served as a member of the Committee until his unexpected death in March 2010. No such member of the Compensation Committee is, or was during 2010, an officer or employee of Dana or any of its subsidiaries, nor was any such member formerly an officer of Dana or any of its subsidiaries.

As stated above, Mr. Trucano is an employee of Centerbridge which owns 2.5 million shares of our Series A Preferred. Additionally, as noted above, Centerbridge and Dana jointly paid an employee selected by Centerbridge who worked directly with our senior management and Centerbridge’s team as a leader in implementing our Dana Operating System.

COMPENSATION OF DIRECTORS

The Nominating and Corporate Governance Committee makes a recommendation to our Board of Directors regarding the form and amount of non-employee director compensation. In determining the recommendation for director compensation, the Nominating and Corporate Governance Committee considers the recommendations of our Executive Chairman, CEO and CAO, as well as information provided by Mercer.

The table below illustrates the compensation structure for non-employee directors in 2010. Employee Directors receive no compensation for their Board service. In addition to the compensation described below, each Director is reimbursed for reasonable out-of-pocket expenses incurred for travel and attendance related to meetings of the Board of Directors or its committees.

Element of Compensation	Annual Amount

Annual Retainer (cash)	$75,000
Annual Retainer for Audit Committee Chair (cash)	$10,000
Annual Committee Chair Retainer — (except Audit) (cash)	$7,500
Board or Committee Meeting Fees — per meeting (cash)	$1,500
Restricted Stock Units(1)	$50,000
Annual Stock Option Award(2)	$50,000

Footnotes:

(1)	This annual grant of restricted stock units was made pursuant to the Plan on March 3, 2010 and vests ratably over three years on each anniversary of the date of grant. This grant was equivalent to 4,288 restricted stock units. Each grant is subject to accelerated vesting on death, disability, reaching mandatory retirement age (age 73) or change in control. Messrs. Muscari and Wallman received a pro rata grant in July 12, 2010 upon becoming members of our Board.

(2)	This annual stock option grant was made pursuant to the Plan on March 3, 2010 and vests ratably over three years on each anniversary of the date of grant. This grant was equivalent to 6,963 stock options. This grant is subject to accelerated vesting on death, disability, reaching mandatory retirement age (age 73) or change in control. Messrs. Muscari and Wallman received a pro rata grant in July 12, 2010 upon becoming members of our Board.

Deferred Compensation.  Each non-management director has the opportunity to elect to defer a percentage of the annual cash retainer into restricted stock units. The RSUs are credited as of the last day of each quarter based on the quotient obtained by dividing (i) the dollar amount of the retainer for that quarter which is being deferred by (ii) the closing price per share on the last trading day of that quarter (with the result being rounded down to the nearest whole number of RSUs). The RSUs are fully vested on the date of grant and each RSU represents the right to receive one share of our common stock (or, at our election, an equivalent cash amount) on the earlier of (i) the first business day of the calendar month coincident with or next following the date that the director terminates service as a non-management director, and (ii) the date on which a change in control occurs.

The following table provides information on the compensation of our non-management directors for 2010.

Director Compensation

	Fees Earned or
	Paid in	Stock	Option
	Cash	Awards	Awards	Total
Name(1)	($)(4)	($)(5)	($)(5)	($)

Mark T. Gallogly	97,500	50,000	50,000	197,500
Terrence J. Keating	104,500	50,000	50,000	204,500
Joseph C. Muscari(2)	54,375	43,050	43,251	140,676
Mark A. Schulz	102,000	50,000	50,000	202,000
David P. Trucano	102,000	50,000	50,000	202,000
Richard F. Wallman(2)	67,875	43,050	43,251	154,176
Keith E. Wandell	105,000	50,000	50,000	205,000
Jerome B. York(3)	25,750	50,000	50,000	125,750

Footnotes:

(1)	Employee directors do not receive any compensation with respect to their service on the Board; accordingly, Messrs. Devine and Sweetnam are not included in this table.

(2)	Joined our Board of Directors in May 2010.

(3)	Mr. York died unexpectedly in March 2010.

(4)	This column reports the amount of cash compensation earned in 2010 for Board and Committee service. As noted above, directors may elect to defer a portion of their annual cash retainer into restricted stock units. During 2010, Mr. Gallogly deferred 100% of his annual retainer. Amounts deferred are nevertheless included in this column. The annual Committee Chair retainer, annual retainer and meeting fees are paid at the beginning of each quarter in arrears for service and meetings attended in the prior quarter.

(5)	This column reflects the full grant date fair values determined in accordance with FASB ASC Topic 718 (formerly SFAS No. 123(R)).

For additional information regarding Dana’s equity compensation plan, please refer to Note 1 and Note 9 to our audited financial statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information about beneficial ownership of our securities as of March 7, 2011, by persons who have either filed reports with the SEC indicating that they beneficially own more than 5% of our securities and/or a review of our shareholder records as of March 7, 2011. Unless otherwise stated, to report this information Dana relied solely on reports filed with the SEC.

Name and Address of		Number of Shares	Percent
Beneficial Owner	Title of Class	Beneficially Owned	of Class

BlackRock, Inc.(1)	Common Stock	9,504,090	6.73%
40 East 52nd Street
New York, NY 10022
FMR LLC(2)	Common Stock	8,729,883	6.18%
82 Devonshire Street
Boston, MA 02109
Centerbridge Capital Partners, L.P.(3)	Series A Preferred Stock	2,500,000	100%
375 Park Ave., 12th Floor
New York, NY 10152

Footnotes:

(1)	BlackRock, Inc. and related entities (collectively, BlackRock) reported on a Form 13G filed with the SEC on February 4, 2011 holdings of common stock. It has sole voting and dispositive power with respect to 6,853,904 shares of common stock.

(2)	FMR LLC reported on a Form 13G filed with the SEC on February 14, 2011 holdings of common stock. It has sole voting and dispositive power with respect to 8,729,883 shares of common stock.

(3)	Based on a review of our shareholder records, Centerbridge Capital Partners, L.P. and certain affiliates (collectively, Centerbridge) own all of our Series A Preferred which is convertible into approximately 20,955,574 shares of common stock.

The following tables show the amount of Dana common stock and preferred stock beneficially owned as of March 7, 2011 by our current Directors and named executive officers and by our Directors and executive officers as a group.

Common Stock

		Restricted	Shares Acquirable	Percent
Name of Beneficial Owner	Shares(2)	Stock Units(3)	within 60 Days(4)	of Class

Martin D. Bryant	2,373	—	45,000		*
John M. Devine	217,213	—	800,000		*
Mark T. Gallogly	4,742	6,063	70,413		*
Terrence J. Keating	14,742	32,714	70,413		*
Robert H. Marcin	56,555	—	444,543		*
Joseph C. Muscari	—	—	—		*
Mark A. Schulz	20,742	—	70,413		*
James E. Sweetnam(1)	293,800	—	13,900		*
David P. Trucano	1,429	—	15,987		*
Mark E. Wallace	64,955	—	59,409		*
Richard F. Wallman	—	—	—		*
Keith E. Wandell	6,019	—	45,786		*
James A. Yost	50,322	—	313,581		*
All Directors and executive officers as a group (16 persons)	803,100	38,777	2,206,005	2.1%

*	Represents holdings of less than one percent of Dana’s common stock

Footnotes:

(1)	Resigned November 2010.

(2)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. None of the persons listed above has pledged his shares of common stock.

(3)	Reflects the number of restricted stock units (RSUs) credited as of March 7, 2011 to the accounts of certain non-employee Directors who elected to defer a percentage of their annual retainer into restricted stock units under our 2008 Dana Holding Corporation Omnibus Incentive Plan. RSUs are payable in shares of Dana common stock or, at the election of Dana, cash equal to the market value per share as described under the caption “Compensation of Directors” above. RSUs do not have current voting or investment power. Excludes RSUs awarded to Non-employee Directors and certain executive officers that have not vested under their vesting schedules.

(4)	Reflects the number of shares that could be purchased by exercise of options exercisable as of March 7, 2011, or within 60 days thereafter under the Plan and the number of shares underlying RSUs that vest within 60 days of March 7, 2011.

4.0% Series A Preferred Convertible Stock

			Percent
Name of Beneficial Owner	Shares(1)		of Class

Mark T. Gallogly	2,500,000	(1)	100%
David P. Trucano	2,500,000	(1)	100%
All Directors and executive officers as a group	2,500,000	(1)	100%

Footnote:

(1)	Mr. Trucano is an employee of Centerbridge and Mr. Gallogly is a Managing Principal and owner of an equity interest in Centerbridge. Centerbridge owns 100% of our Series A Preferred which is convertible into approximately 20,955,574 shares of our common stock. Messrs. Gallogly and Trucano each disclaim beneficial ownership of all such shares, except to the extent of their respective pecuniary interest therein. No other Director or executive officer of Dana is a beneficial owner of Series A Preferred.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that Dana’s directors, executive officers and persons who own more than ten percent of a registered class of Dana’s equity securities file reports of stock ownership and any subsequent changes in stock ownership with the SEC and the New York Stock Exchange not later than specified deadlines. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons, Dana believes that, during the year ended December 31, 2010, each of its executive officers, directors and greater than ten percent shareholders complied with all such applicable filing requirements.

PROPOSAL II SUBMITTED FOR YOUR VOTE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote on an advisory (non-binding) basis, on our compensation policies and practices and the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As discussed in our Compensation Discussion and Analysis (CD&A) above, the overall objectives of Dana’s executive compensation program are to attract, motivate, reward and retain talent. We believe that in order to achieve our objectives, our compensation and benefits must be competitive with executive compensation arrangements generally provided to other executive officers at similar levels at other companies where we compete for talent. The various components of Dana’s executive compensation program are designed to:

•	Align management incentives and shareholder interests;

•	Motivate executive management and employees to focus on business goals over immediate, short term and long term horizons; and

•	Attract and retain executive talent.

We believe that Dana’s executive compensation programs have been effective at incenting the achievement of positive results, appropriately aligning pay and performance and in enabling Dana to attract and retain very talented executives within our industry. We encourage you to read our CD&A contained within this proxy statement for more detailed discussion of our compensation policies and procedures.

We are asking our shareholders to indicate their support for our executive compensation policies and practices as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to express your views on our fiscal year 2010 executive compensation policies and procedures for our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Dana Holding Corporation (Dana) approve, on an advisory basis, the compensation of Dana’s named executive officers, as disclosed in Dana’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission as set forth in Item 402 of Regulation S-K (including the Compensation Discussion & Analysis, the compensation tables and narrative discussion).

Although this is an advisory vote which will not be binding on the Compensation Committee or the Board, we will carefully review the results of the vote. The Compensation Committee will consider our shareholders’ concerns and take them into account when designing future executive compensation programs.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL III SUBMITTED FOR YOUR VOTE

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to the non-binding advisory vote on executive compensation, the Dodd-Frank Act also enables our shareholders to express their preference for the frequency of having an executive compensation vote. This non-binding “frequency” vote is required at least once every six years beginning with this Annual Shareholders Meeting.

The decision regarding the frequency of vote should be based on the relative benefits and burdens of each alternative. There are many views and our Board believes there is a reasonable basis for each of these options.

Many believe that an annual vote gives shareholders the opportunity to react promptly to emerging trends in compensation, provide feedback before those trends become pronounced, and give the Board the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from shareholders. Others have argued for less frequent votes. They argue that a less frequent vote would allow shareholders to focus on overall compensation design issues rather than details of individual decisions, would align with the goal of compensation programs which are designed to reward performance that promotes long term shareholder value, and would avoid the burden that annual votes would impose on shareholders required to evaluate the compensation programs of numerous companies each year.

Our Board believes a triennial vote would align more closely with the multi-year performance measurement cycle we use to reward long-term performance. Our executive compensation programs are based on our long-term business strategy, which is more appropriately reflected with a three year timeframe. Notwithstanding the foregoing, our Board recognizes that the most strongly held view on this question currently favors an annual advisory vote. For that reason, the Board of Directors recommends a vote for the holding of advisory votes on executive compensation every year. Shareholders, however, are not voting to approve or disapprove the Board’s recommendation of an annual vote.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting.

While approval of the foregoing requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting, the option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that will be considered selected by shareholders. However, because this vote is advisory and not binding on the Board in any way, the Board may decide that it is in the best interests of our shareholders and Dana to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

DANA’S BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR.

PROPOSAL IV SUBMITTED FOR YOUR VOTE

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of Dana has selected PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2011, and recommends that the shareholders vote for ratification of such appointment.

As a matter of good corporate governance, the selection of PwC is being submitted to the shareholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if PwC is ratified as the independent registered public accounting firm by the shareholders, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Dana and its shareholders. Representatives of PwC are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from shareholders.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

PwC’s aggregate fees for professional services rendered to Dana worldwide were approximately $8.3 million and $9.5 million in the fiscal years ended December 31, 2010 and 2009. The following table shows details of these fees, all of which were pre-approved by our Audit Committee.

Service	2010 Fees	2009 Fees

Audit Fees
Audit and review of consolidated financial statements	$7.9	$8.5
Total Audit Fees	$7.9	$8.5
Audit-Related Fees
Other audit services, including services provided in connection with divestitures, statutory attestation services and registration statement filings	$0.3	$0.6
Total Audit-Related Fees	$0.3	$0.6
Tax Fees
Transfer pricing review		$0.3
Total Tax Fees		$0.3
All Other Fees
Subscriptions to PwC knowledge libraries	$0.1	$0.1
Total All Other Fees	$0.1	$0.1

Audit Committee Pre-Approval Policy

Our Audit Committee pre-approves the audit and non-audit services performed by our independent registered public accounting firm, PwC, in order to assure that the provision of such services does not impair PwC’s independence. The Audit Committee annually determines which audit services, audit-related services, tax services and other permissible non-audit services to pre-approve and creates a list of the pre-approved services and pre-approved cost levels. Unless a type of service to be provided by PwC has received general pre-approval, it requires specific pre-approval by the Audit Committee or the Audit Committee Chairman or a member whom he or she has designated. Any services exceeding pre-approved cost levels also require specific pre-approval by the Audit Committee. Management monitors the services rendered by PwC and the fees paid for the audit, audit-related, tax and other pre-approved services and reports to the Audit Committee on these matters at least quarterly. We did not approve the incurrence of any fees pursuant to the exceptions to the pre-approval requirements set forth in applicable SEC disclosure rules.

The information contained in the Audit Committee Report is not deemed to be soliciting material or to be filed for purposes of the Securities Exchange Act of 1934, will not be deemed incorporated by reference by any general statement incorporating the document by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Dana specifically incorporates such information by reference, and will not be otherwise deemed filed under such acts.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Dana’s financial reporting process on behalf of the Board of Directors and is comprised only of outside directors who are independent within the meaning of, and meet the experience requirements of, the applicable rules of the New York Stock Exchange and the SEC. In addition to its duties regarding oversight of Dana’s financial reporting process, including as it relates to the integrity of the financial statements, the independent registered public accounting firm’s qualifications and independence and the performance of the independent registered public accounting firm and Dana’s internal audit function, the Audit Committee also has sole authority to appoint or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm as provided in Rule 10A-3 under the Securities Exchange Act of 1934. The Audit Committee Charter, which was adopted and approved by the Board, specifies the scope of the Audit Committee’s responsibilities and the manner in which it carries out those responsibilities. Management has primary responsibility for the financial statements, reporting processes and system of internal controls. In fulfilling its oversight responsibilities, among other things, the Audit Committee reviewed the audited financial statements included in Dana’s Annual Report on Form 10-K with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements and a discussion of related controls, procedures, compliance and other matters.

Audit Committee discussions with the independent registered public accounting firm included those required under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, Communication With Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board, and Statement on Auditing Standards No. 90, Audit Committee Communications. Further, the Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB for independent auditor communications with Audit Committees concerning independence. The Audit Committee discussed with the independent auditors their independence from management and Dana, and reviewed and considered whether the provision of non-audit services and receipt of certain compensation by the independent auditors are compatible with maintaining the auditors’ independence. In addition, the Audit Committee reviewed with the independent auditors all critical accounting policies and practices to be used.

In reliance on the reviews and discussions referred to above and such other considerations as the Audit Committee determined to be appropriate, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Dana’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

The Audit Committee

Richard F. Wallman, Chairman
Terrence J. Keating
Mark A. Schulz
David P. Trucano

February 23, 2011

ANNUAL REPORT TO SHAREHOLDERS

Dana mailed the 2010 annual report to shareholders, containing financial statements and other information about the operations of Dana for the year ended December 31, 2010, to you with this Proxy Statement on or about April 4, 2011.

OTHER MATTERS

The Board is not aware of any other matter to be presented at the 2011 Annual Meeting of Shareholders. The Board does not currently intend to submit any additional matters for a vote at the 2011 Annual Meeting of Shareholders, and no shareholder has provided the required notice of the shareholder’s intention to propose any matter at the 2011 Annual Meeting of Shareholders. However, under Dana’s Bylaws, the Board may, without notice, properly submit additional matters for a vote at the 2011 Annual Meeting of Shareholders. If the Board does so, the shares represented by proxies in the accompanying form will be voted with respect to the matter in accordance with the judgment of the person or persons voting the shares.

By Order of the Board of Directors

Marc S. Levin
Senior Vice President, General Counsel and Corporate
Secretary

April 4, 2011

Location of Dana Holding Corporation
2011 Annual Meeting of Shareholders

The Westin Detroit Metropolitan Airport
2501 Worldgateway Place
Romulus, Michigan 48242

From East — Take Interstate 94 West towards Chicago. Take Exit 198 towards Middlebelt Road, Detroit Metropolitan Airport and Merriman Road. Travel approximately .25 miles and follow the Detroit Metropolitan Airport exit at the fork in the ramp. Follow the signs to McNamara Terminal and the hotel.

From North — Take Interstate 275 South to Exit 15 (Eureka Road). Turn left onto Eureka Road East and continue for approximately .25 miles. Stay right and follow the sign to McNamara Terminal and the hotel.

From West — Take Interstate 94 East towards Detroit. Take Exit 198 towards Middlebelt Road, Detroit Metropolitan Airport and Merriman Road. Travel approximately .25 miles and follow the Detroit Metropolitan Airport exit at the fork in the ramp. Follow the signs to McNamara Terminal and the hotel.

From South — Take Interstate 275 North to Exit 15 (Eureka Road). Turn right onto Eureka Road East and continue for approximately .25 miles. Stay right and follow the sign to McNamara Terminal and the hotel.

Briefcases, purses and other bags brought to the meeting may be subject to inspection at the door.

DHC12011PS

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.
INTERNET– www.eproxy.com/dan Use the Internet to vote your proxy until 1:00 p.m. (ET) on May 3, 2011.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 1:00 p.m. (ET) on May 3, 2011.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
ò  Please detach here  ò

The Board of Directors Recommends a Vote “FOR” Items 1 through 4.
				☐		☐
1.	Election of directors:	01 John M. Devine 02 Terrence J. Keating 03 Joseph C. Muscari	04 Richard F. Wallman 05 Keith E. Wandell		Vote FOR all nominees (except as marked)		Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of a non-binding, advisory proposal approving executive compensation		☐ For	☐ Against	☐ Abstain
The Board of Directors recommends a vote every 1 year:

3.	Approval of a non-binding, advisory proposal regarding the frequency of executive compensation votes	☐ 1 Year	☐ 2 Years	☐ 3 Years	☐ Abstain

4.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.		☐ For	☐ Against	☐ Abstain
IN THEIR DISCRETION, PROXIES ARE AUTHORIZED TO VOTE FOR THE ELECTION OF A PERSON TO THE BOARD OF DIRECTORS IF ANY NOMINEE NAMED BECOMES UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, FOR ANY ADDITIONAL NOMINEE DESIGNATED BY THE BOARD PRIOR TO THE ANNUAL MEETING, UPON ALL MATTERS INCIDENT TO THE CONDUCT OF THE MEETING, AND UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE MATTERS LISTED.

Address Change? Mark box, sign, and indicate changes below:	☐	Date ___________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

DANA HOLDING CORPORATION
2011 ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 4, 2011
8:30 a.m.
The Westin Detroit Metropolitan Airport
2501 Worldgateway Place
Romulus, Michigan 48242
The proxy statement and annual report to security holders
are available electronically at www.dana.com/2011proxy
IF YOU HAVE NOT SUBMITTED A PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE
PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Dana Holding Corporation 3939 Technology Drive Maumee, OH 43537	proxy

This Proxy is Solicited on Behalf of the Board of Directors.
The undersigned appoints Marc S. Levin and Robert W. Spencer, Jr., or either of them, as Proxies, each with the power to appoint his substitute, as the case may be, and authorizes them to represent and vote, as designated on the reverse side, all the shares of common stock; all the shares of 4.0% Series A Convertible Preferred Stock, on an as-if-converted basis; and all the shares of 4.0% Series B Convertible Preferred Stock, on an as-if-converted basis, of Dana Holding Corporation held of record by the undersigned on March 7, 2011, at the Annual Meeting of Shareholders to be held on May 4, 2011, and at any adjournments or postponements of the meeting. In their discretion, the Proxies are authorized to vote for the election of a person to the Board of Directors if any nominee named becomes unable to serve or for good cause will not serve, for any additional nominee designated by the Board prior to the Annual Meeting, upon all matters incident to the conduct of the meeting, and upon any other business that may properly come before the meeting.
DANA HOLDING CORPORATION
2011 ANNUAL MEETING OF SHAREHOLDERS
MAY 4, 2011
8:30 a.m.
See reverse for voting instructions.